Exhibit 10.10

Strictly Confidential	April 15, 2022

STOCK PURCHASE AGREEMENT

by and among

WILSON-DAVIS & CO., INC.,

ALL OF ITS STOCKHOLDERS

and

ATLAS CLEAR CORP.

April 15, 2022

This STOCK purchase Agreement, dated as of April 11, 2022(this “Agreement”), by and between WILSON-DAVIS & CO., INC. a Utah corporation (the “Company”), those individuals and/or entities listed in Exhibit A attached hereto (collectively, the “Sellers,” and individually, a “Seller”) and ATLAS CLEAR CORP., a Delaware registered corporation (“Purchaser” and together with Sellers and the Company, the “Parties,” each a “Party”).

W I T N E S S E T H:

WHEREAS, the Sellers own one hundred percent (100%) of the issued and outstanding equity of the Company which, as of the date hereof and immediately prior to the Initial Closing, consists solely of 410,000 shares and any other security, instrument, obligation or option, call, warrant or other right (whether or not immediately exercisable) to acquire, convert into or otherwise receive any of the foregoing, in any such case, whether owned or held beneficially, of record or legally, exists. (the “Equity Interests”);

WHEREAS, the Company is engaged in the business of self-clearing securities under a broker dealer license from the Financial Industry Regulatory Authority (“FINRA”) and sponsoring, as a member, securities registration with the Depository Trust and Clearing Corporation (“DTCC”) (the “Business”);

WHEREAS, Purchaser is a Wyoming registered corporation.

WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from Sellers, the Equity Interests of the Company on the terms set forth herein;

WHEREAS, Purchaser proposes to combine the transaction contemplated by this Agreement with the acquisition of a federally chartered bank and software and systems to support an international securities business in an enterprise to be funded by Broad Capital Acquisition Corp (the “SPAC”), all subject to obtaining necessary regulatory and stockholder approval to terminate the SPAC’s status and release cash and marketable securities held in a trust account to fund such transactions, all in accordance with Rule 419 under the Securities Act.

WHEREAS, on the date hereof at the Initial Closing, the Parties agree to work cooperatively to effect the transactions contemplated hereby and prepare for the Final Closing.

WHEREAS, at the Final Closing, Purchaser will acquire directly from the Sellers all of the issued and outstanding Equity Interests of the Company, with the result that Purchaser will own all of the issued and outstanding Equity Interests of the Company outstanding immediately prior to the Final Closing.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and upon the terms and subject to the conditions of this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1.    Certain Definitions. For purposes of this Agreement, unless the context requires otherwise, the following terms will have the following meanings:

“Accounting Principles” will mean the accounting principles, practices, procedures, policies, and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) that are required for compliance with the Net Capital Rule.

“Action” will mean any claim, action, suit, arbitration, mediation, litigation, inquiry, investigation, or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, or otherwise) including by or before any Governmental Authority.

“Affiliate” will mean, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“ATS” will mean an alternative trading system, as defined in SEC Regulation ATS, including all SEC interpretations and guidance relating thereto.

“Board” will mean the board of directors or board committee of the Company.

“Business Day” will mean any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York or Salt Lake City, Utah, are authorized or required by Law to be closed for business. Days not specifically denominated as Business Days will refer to calendar days.

“Closing Statement” will mean, as may be applicable and required by the context, for the purposes of Article II the Final Closing Statement.

“CMA” will mean the Continuing Membership Application prepared by the Company and filed with FINRA in accordance with its Rule 1017 in connection with the transaction contemplated by this Agreement.

“Company Equity” will have the meaning set forth in Section 3.2(a).

“Code” will mean the Internal Revenue Code of 1986, as amended.

“Company Bank Accounts” will mean the accounts with the BMO Harris Bank, N.A., and the Company’s other commercial banks, which the Company reported as holding $58,740,252.11 on March 31, 2022, and any other bank account or accounts in the United States to be designated by the Company in a written notice to Purchaser prior to the Final Closing Date.

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“Company Employee” will mean any employee of the Company. A list of Company Employees as of the date hereof is set forth on Section 1.1(c) of the Company Disclosure Schedule.

“Company Software” will mean all Software owned or licensed by the Company.

“Confidentiality Agreement” will mean the Mutual Non-Disclosure Agreement dated April 7, 2022, between Purchaser and the Company.

“Contract” will mean, with respect to any Person, any written agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, guarantee, loan or credit agreement, purchase order, sales order, license, sublicense, or other commitment, undertaking, obligation or arrangement that is legally binding upon such Person.

“Control” (including the terms “controlled by” and “under common control with”) will mean, with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, management or policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Director(s)” will mean a director(s) on the Board.

“DTCC Stock” will mean the equity interests in Depository Trust and Clearing Corporation owned by the Company.

“DTCC Stock Value” will mean the value ascribed to the DTCC Stock by DTCC in its regular updated valuation process as reported by DTCC on Notice of Common Share Allocation Amount within not more than five (5) Business Days preceding the date of the Final Closing.

“Early Warning Thresholds” will mean (a) the prescription of any capital or net worth requirements by FINRA pursuant to Rule 4110(a); (b) a direction by FINRA pursuant to Rule 4130(c) or (d); or (c) any threshold or limit found at SEC Rule 17a-11, or FINRA Rules 4110(d), 4120, 4130(c) or (d) or 4521(c).

“Employment Taxes” will mean any employer-paid employment Taxes (including, without limitation, the Taxes imposed by Sections 3111(a) and 3111(b) of the Code), calculated, with respect to each Company Employee, as if, prior to the payment of any transaction bonus, change-of-control payment or phantom equity payout arising as a result of the execution of this Agreement or in connection with the transactions contemplated hereby, the applicable Company Employee had previously received compensation from the Company equal to such Company Employee’s annual base salary.

“Encumbrance” will mean any lien, pledge, mortgage, security interest, claim, charge, easement, restriction, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law.

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“Enforceability Exceptions” will mean (a) any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

“ERISA” will mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and class exemptions of the Department of Labor thereunder.

“Exchange Act” will mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Final Closing Cash” will mean the aggregate amount of Unrestricted Cash as of 11:59 p.m., New York City time, on the date immediately preceding the Final Closing Date.

“Final Closing Obligations” will mean any obligations of the Company, Sellers or Purchaser that occur at or that are dependent on the Final Closing. For the avoidance of doubt, any obligations that occur at the Initial Closing will not constitute “Final Closing Obligations.”

“FINRA” will mean the Financial Industry Regulatory Authority, Inc.

“Financial Statements” will mean the Company Financial Statements.

“FINRA Application” will mean a written notice and continuing membership application on Form CMA for a change in equity ownership or any other change in control of the Company filed with FINRA by the Company pursuant to NASD Rule 1017 with respect to the consummation of the transactions contemplated by this Agreement.

“FINRA Approval” will mean a written confirmation from FINRA that it has approved the change in equity ownership or control of the Company as requested pursuant to the FINRA Application, subject to such membership conditions, business limitations, and other restrictions as it may deem appropriate.

“FOCUS Report” will means the Financial and Operational Combined Uniform Single Report required to be filed by the Company under the Exchange Act.

Fundamental Representations” will mean, collectively, the Sellers Fundamental Representations, the Company Fundamental Representations and the Purchaser Fundamental Representations.

“GAAP” will mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements were or are prepared, consistently applied.

“Goodwill Amount” will mean eighteen million dollars ($18,000,000).

“Governing Documents” will mean articles or certificate of incorporation and bylaws or operating agreement, or the comparable legal organizational document(s) by which any Person (other than an individual) establishes its legal existence or that govern(s) its internal affairs, in each case, as has been amended or restated and as in effect on the date hereof.

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“Governmental Authority” will mean any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental, self-regulatory organization, including FINRA, agency or authority (including any national securities exchanges).

“Governmental Order” will mean any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Indebtedness” will mean, without duplication (a) any indebtedness or other obligation of the Company for borrowed money, whether current, short-term or long-term and whether secured or unsecured or indebtedness issued or incurred in substitution or exchange for money borrowed; (b) any indebtedness of the Company evidenced by any note, bond, debenture, mortgage or other security (whether or not convertible into any other security) or similar instrument the payment of which the Company is responsible or liable for; (c) any obligations or liabilities of the Company in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations or liabilities are required to be classified as capitalized lease obligations under GAAP; (d) any Indebtedness referred to in the foregoing clauses (a) through (c) of any Person that is either (I) guaranteed (including under any “keep well” or similar arrangement) by, or (II) secured by any Encumbrance upon any property or asset owned by, the Company (provided that the amount of such Indebtedness described in this clause (II) will be the lesser of (A) the fair market value (as determined in good faith by the Company) of such asset as of the date of determination and (B) the amount of such Indebtedness of such other Persons).

“Indemnifying Party” will mean Sellers pursuant to Section 11.2 or Purchaser pursuant to Section 11.3, as the case may be.

“Intellectual Property” will mean Trademarks, Internet domain names, patents, copyrights (including in Software), trade secrets, inventions and know-how, and all registrations and applications for any of the foregoing.

“Knowledge” with respect to the Company, will mean the actual knowledge of those individuals set forth in Section 1.1(k) of the Company Disclosure Schedule.

“Law” will mean any U.S. or non-U.S. federal, state, local, national, municipal, supranational, administrative statute, law, ordinance, resolution, award, regulation, rule, requirement, code, edict, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law or other governmental restriction issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liability” will mean any liability, indebtedness, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and attorneys’ fees, costs and expenses), in each case, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, assessments, deficiencies, claims or demands, including those arising under any applicable Law, Action or Governmental Order and those arising under any Contract, regardless of whether any such amount is immediately due and payable or would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“License Agreements” will mean all licenses of, or covenants not to sue related to, Intellectual Property (a) from the Company to any other Person, or (ii) to the Company from any other Person.

“Material Adverse Effect” will mean any change, event, development, occurrence, state of facts, effect or circumstance that, individually or in the aggregate with any other changes, events, developments, occurrences, state of facts, effects or circumstances, (a) has had a material adverse effect, or would reasonably be expected to have a material adverse effect, on the business, assets, liabilities, results of operations or financial condition of the Company taken as a whole or (b) prevents, materially impairs or materially delays the ability of Sellers and the Company to consummate the transactions contemplated by this Agreement; provided that, in the case of clause (a) only, any change, event, development, occurrence, state of facts, effect or circumstance to the extent resulting from, relating to or arising out of the following will not constitute, or contribute or be taken into account in determining the existence of, a Material Adverse Effect: (i) any change in international, national or local political, social, regulatory, economic or financial market or business conditions (including any change in interest rates) generally affecting the industry, markets or geographical areas in which the Company operates; (ii) conditions generally affecting any of the industries in which the Company operates; (iii) any outbreak or substantial worsening of any military conflict, declared or undeclared war, hostilities or terrorist act, (iv) any hurricane, flood, tornado, earthquake, natural disaster, acts of God or other calamities; (v) changes in applicable Law or in GAAP; (vi) the entering into of this Agreement or public announcement, pendency or consummation of the transactions contemplated hereby or the identity of Purchaser (including the impact thereof on employees, customers, vendors or other persons with whom the Company has business relationships); (vii) any failure by the Company to meet any internal or external projections, budgets or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) any communications (other than to Sellers or the Company by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company and its Business; (ix) any action expressly required by this Agreement to be taken or not taken by a Party or any action taken by Sellers or the Company with Purchaser’s prior written consent or at the written direction of Purchaser or its Affiliates; or (x) any matter set forth in the Company Disclosure Schedule or the Sellers Disclosure Schedule; and except, in the cases of clauses (i), (ii), (iii) (iv), and (v) to the extent such change, event, development, occurrence, state of facts, effect or circumstance, individually or in the aggregate, has a materially adverse and disproportionate effect on the Company, taken as a whole, relative to other companies operating in the industries in which the Company operates; provided, however, that, to the extent any change, event, development, occurrence, state of facts, effect or circumstance, individually or in the aggregate, may be reflected or taken into account as a Liability in the Financial Statements or the Final Closing Statement, such change, event, development, occurrence, state of facts, effect or circumstance will not constitute, or contribute or be taken into account in determining the existence of, a “Material Adverse Effect”.

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“Net Capital Rule” will mean SEC Rule 15c3-1, including all Appendices and all SEC and FINRA interpretive guidance thereto.

“Net Regulatory Capital” will mean the amount of net capital (computed in accordance with the Net Capital Rule as of 11:59 p.m. New York City time on the date immediately preceding the Final Closing Date.

“Permit” will mean any license, permit, certificate, approval, consent, franchise, exemption, order, registration, or similar authorization issued or granted by any Governmental Authority.

“Permitted Encumbrances” will mean: (a) statutory Encumbrances arising by operation of law with respect to a liability incurred in the ordinary course of business and that is not delinquent or that the Company is contesting in good faith by appropriate proceedings; (b) requirements and restrictions of zoning, building and other Laws; (c) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (d) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent; (e) Encumbrances set forth in any title policy or title report or survey with respect to Leases and other Encumbrances of record; (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business in a manner consistent with past practice; (g) such Encumbrances that are not, individually or in the aggregate, material to the Company, taken as a whole; and (h) Encumbrances granted pursuant to or securing obligations under the Existing Debt Agreements and any agreements related thereto.

“Person” will mean any natural person, corporation (including any not for profit corporation), company (including any limited liability company or joint stock company), partnership (general or limited), association or other form of business organization (whether or not regarded as a legal entity under applicable Law), labor union, limited partnership, limited liability partnership, joint venture, business enterprise, trust, firm or other entity or organization, including any Governmental Authority, as well as any syndicate or group that would be deemed to be a person or group under Section 13(d)(3) of the Exchange Act.

“Post-Final Closing Tax Period” will mean any taxable period, or portion of a Straddle Period, beginning after the Final Closing Date.

“Pre-Final Closing Tax Period” will mean any taxable period, or portion of a Straddle Period, ending on or before the Final Closing Date.

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“Purchase Price” will mean cash in amount equal to:

(a)            the Market Value of DTCC Stock as of the last day on which information is available from DTCC during the week prior to the Final Closing Date.

(b)            plus, the cash, cash equivalents and other liquid assets of the Company, provided they are marketable in accordance with FINRA rules, shown as net ownership equity for the regulatory capital of Company at the time of the Final Closing

(c)            plus, the Goodwill Amount associated with the value of the Company excluding the DTCC Stock less, any adjustments to the above to meet any regulatory capital requirements or other rules or regulations of any governmental, regulatory or other governing body for which Company is a member “Regulatory Documents” will mean, with respect to a Person, all forms, reports, registration statements, registrations, declarations, notices, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including the SEC and FINRA.

“Restricted Cash” will mean all cash held in restricted Company accounts that, as of March 31, 2022, included $51,200,000 held at ”BMO Harris Bank, N.A., Special Reserve” and $3,500,000 held as “NSCC Deposit”.

“SEC” will mean the Securities and Exchange Commission and any successor thereto.

“Securities Act” will mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” will mean the Securities Act, the Exchange Act, state “blue sky” securities laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.

“Sellers’ Bank Account” will mean one or more bank accounts in the United States to be designated by Sellers in a written notice to the Purchaser no less than five (5) days prior to the Final Closing Date.

“Software” will mean all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

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“Straddle Period” will mean any period beginning on or before the Final Closing Date (as applicable) and ending after such date.

“Subordinated Loans” will mean loans to the Company that have been satisfactorily subordinated pursuant to agreements meeting the requirements of Rule 15c4-1d under the Exchange Act.

“Tax Benefit” will mean any actual reduction in cash Taxes paid or required to be paid (and any actual increase in a cash Tax refund or credit in lieu of a cash tax refund, and including any interest paid by a Taxing Authority with respect thereto and any interest that would have been payable to the relevant Taxing Authority but for such Tax Benefit) arising from any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or required to be paid, determined on a “with and without basis”.

“Tax Returns” will mean any return (including United States Internal Revenue Service Forms K-1, any analogous forms required by state or local law, and any other information returns), statement, election, schedule, estimate, declaration, claim for refund, report, form, or any other document, including in each case any schedules, supplements, amendments or attachments thereto, filed or required to be filed with any taxing authority with respect to Taxes.

“Taxes” will mean (a) all taxes, however denominated, including all income, profits, capital gains, payroll, unemployment, value added, customs duties, premium, compensation, franchise, gross receipts, capital, net worth, sales, use, withholding, social security, disability, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), excise, duties, levies, imposts, estimated, ad valorem and any other taxes of any kind whatsoever (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Taxing Authority and (b) any liability for or in respect of any amounts described in clause (a) as a transferee or successor, by contract, or as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis with any other Person.

“Taxing Authority” will mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Trademarks” will mean Company-used names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress, designations, symbols, emblems, designs, logos, slogans, or other source indicators, whether registered or unregistered, including the goodwill symbolized thereby or associated therewith.

“Trading Account Positions” will mean third-party issued securities owned by the Company it its proprietary trading account as part of its regular course of business as a securities broker-dealer of buying and selling securities as principal.

“Transaction Expenses” will mean all fees, costs or expenses or other payments incurred or subject to reimbursement by the Parties in connection with the negotiation, documentation, implementation and/or consummation of the transactions contemplated by this Agreement, including any financial advisor, broker, legal or accounting or other professional fees, costs, and disbursements.

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“Treasury Regulations” will mean the United States Treasury regulations promulgated under the Code.

“Unrestricted Cash” will mean the sum of all cash, cash equivalents and liquid investments plus all deposited and uncleared bank deposits held in Company Bank Accounts (other than any such deposits that are not cleared as of the date of the Final Closing Statement (for the purposes of Article II hereunder) or the Final Closing Statement (for the purposes of Article III hereunder)), and less all outstanding checks of the Company (other than checks that have not been cleared as of the date of the Final Closing Statement (for the purposes of Article III hereunder)) and less Restricted Cash.

Article II

INITIAL CLOSING

Section 2.1.    Transactions to be Effected at the Initial Closing. At the Initial Closing and on the basis of the representations, warranties, covenants and agreements contained herein the Company will deliver, or cause to be delivered to Purchaser, a good standing certificate (or equivalent thereof, to the extent applicable) for the Company from the Department of Commerce, Division of Corporations and Commercial Code, of Utah dated as of a date not earlier than three (3) days prior to the Initial Closing.

Section 2.2.    Initial Closing. The consummation of the transactions contemplated by Section 2.1 (the “Initial Closing”) will take place concurrently with the execution and delivery of this Agreement on the date hereof (the “Initial Closing Date”). For all purposes under this Agreement and each action taken at the Initial Closing, and all documents to be executed and delivered by the Parties at the Initial Closing, will be deemed to have been made, taken, executed, and delivered simultaneously.

Article III

FINAL CLOSING

Section 3.1.    Transactions to be Effected at the Final Closing. At the Final Closing, on the basis of the representations, warranties, covenants and agreements contained herein and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII, the Parties will effect, or cause to be effected, the following transactions:

(a)            At the Final Closing, Sellers will sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Sellers, free and clear of all Encumbrances (other than transfer restrictions under applicable Securities Laws and any Encumbrances imposed by Purchaser), all of the Equity Interests held by the Sellers (such sale and purchase, the “Share Purchase”). The consideration payable to Sellers will be the Purchase Price. Immediately following the Share Purchase, Purchaser will own one hundred percent (100%) of the issued and outstanding Equity Interests of the Company. Each Seller will be separately, severally, and solely responsible to deliver to Purchaser the Shares Purchased.

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Section 3.2.    Company Final Closing Estimate.

(a)            Not fewer than five (5) Business Days prior to the anticipated Final Closing Date, the Company will deliver to Purchaser a written statement (the “Pre-Final Closing Statement”), together with reasonably detailed supporting information, setting forth the Company’s good faith estimates, calculated in accordance with the Accounting Principles and the terms hereof, in each case without duplication, of:

(i)             the Restricted Cash;

(ii)            the Unrestricted Cash;

(iii)           the Net Regulatory Capital; and

(iv)           the Net Debt.

(v)            the amount due to repay the Subordinated Loans in full;

(vi)           the DTCC Stock Value; and

(vii)          the amount of any adjustments to the above to meet any regulatory capital requirements or other rules or regulations of any governmental, regulatory, or other governing body for which Company is a member.

The total of the foregoing is hereinafter referred to as the “Company Equity”

(b)            During the period between the delivery of the Pre-Final Closing Statement and two (2) Business Days prior to the Final Closing Date, (A) to the extent reasonably requested by Purchaser, the Company will promptly give Purchaser and its representatives access to or copies of the books, records and work papers of the Company to the extent such materials directly relate to and were used in preparing the Pre-Final Closing Statement, and (B) the Company will review and consider in good faith any revisions to the Pre-Final Closing Statement proposed by Purchaser.

Section 3.3.    Final Closing Deliverables. At or prior to the Final Closing:

(a)            Purchaser will:

(i)             deliver, or cause to be delivered, to the Sellers the duly executed certificate required to be delivered pursuant to Section 8.3(c);

(ii)            pay, or cause to be deposited with the duly constituted escrow agent in accordance with Section 3.5 the Holdback Amount;

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(iii)           pay, or cause to be paid to, the Sellers, in proportion to such Seller’s proportionate ownership in the Company, the balance of the Purchase Price, less the Holdback amount, as set forth on the Pre-Final Closing Statement in cash; and

(iv)           cause the Company to repay to the principal of, and accrued interest and other amounts due on, the Subordinated Loans.

(b)            The Company will:

(i)             deliver, or cause to be delivered, to Purchaser a copy of the FINRA Approval;

(ii)            deliver, or cause to be delivered, to Purchaser the duly executed certificate required to be delivered pursuant to Section 8.2(d);

(iii)           deliver, or cause to be delivered, to Purchaser a good standing certificate (or equivalent thereof, to the extent applicable) for Company from the Department of Commerce, Division of Corporations and Commercial Code, of Utah dated as of a date not earlier than three (3) days prior to the Final Closing;

(iv)           pay, or cause to be paid, to the lenders of the Subordinated Loans the unpaid balances due thereon; and

(v)            deliver, or cause to be delivered, to Purchaser the resignations of all Directors from the Board of the Company.

(c)            Each Seller will deliver, or cause to be delivered, to Purchaser, the Shares to be transferred by it hereunder, duly endorsed in blank or accompanied by stock powers in proper form for transfer, and with any required stock transfer stamps affixed thereto.

(d)            Each Party will deliver or cause to be delivered to each other Party all such other documents, agreements, instruments, writings, and certificates as may be reasonably requested and as are necessary for the Parties to satisfy their respective obligations hereunder.

Section 3.4.    Final Closing.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by Section 3.1 (the “Final Closing”) will take place on the date that is the later of (i) five (5) Business Days after the satisfaction or written waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Final Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at such time), and (ii) the earlier of (x) the first (1st) Business Day that is no less than thirty (30) days after the date of Company’s receipt of the FINRA Approval, and (y) the Business Day immediately preceding the Termination Date, or on such other date or at such other time as the Purchaser and Sellers may agree in writing (the “Final Closing Date”).

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(b)            For the purposes of this Agreement and unless otherwise agreed, the Purchase Price will be paid to the separate Sellers by wire transfer of immediately available funds to each Sellers’ Bank Account on the Final Closing Date.

Section 3.5.    Holdback Amount in Escrow

(a)            Purchaser will deposit into escrow with a mutually satisfactory escrow agent $750,000 of the Purchase Price (the “Holdback Amount”) as a reserve for the payment of any amounts that the Sellers owe to Purchaser for post-Closing claims per this Agreement and subject to any limitations set forth herein. For clarity, the Holdback Amount is intended as a source of payment, but not as a limitation of damages, that may be claimed by Purchaser. Except as to any amounts claimed by Purchaser to be owed by the Sellers to Purchaser, which amounts are specifically reflected in a lawsuit commenced against the Sellers within twelve (12) months after the Closing for damages based upon a post-Closing claim or regulatory action, Escrow Agent will disburse the balance of the Holdback Amount to Sellers immediately following the expiration of the twelve (12) month period. Prior to institution of any such lawsuit, Purchaser will provide at least ten (10) days’ prior written notice to Sellers, specifying the exact amount and nature of any such claim asserted by Purchaser against the Holdback Amount. Any lawsuit commenced against the Sellers must specifically set forth the exact amount that is claimed to be owed by the Sellers to Purchaser, and absent such specific amount being identified, Escrow Agent is authorized to release the entire Holdback Amount to Sellers immediately following the expiration of the twelve-month (12) month period post-Closing. Any portion of the Holdback Amount that Escrow Agent is entitled to retain pursuant to this Section 3.5 after the passage of the twelve (12) month period, will continue to be held in escrow pending final and unappealable dismissal or judgment in the action or actions timely commenced by Purchaser or settled pursuant to a written agreement between Seller and Purchaser. If Purchaser obtains a final and unappealable judgment in any such action, Escrow Agent is directed to disburse to Purchaser from the Holdback Amount retained in escrow in the amount of the judgment plus any interest, attorney’s fees, and costs to which it is entitled thereon upon presentation to Escrow Agent and Sellers of the court order or other evidence of such final and unappealable judgment. Once all such actions are either finally or non-appealably dismissed or a final and non-appealable judgment is entered therein or settled pursuant to a written agreement between Seller and Purchaser, and the amount of damages due to Purchaser is paid, whether from the Holdback Amount or otherwise, Escrow Agent is directed to disburse to Sellers any remaining balance of the Holdback Amount. The parties will execute any additional escrow instructions not inconsistent with the foregoing reasonably required by Escrow Agent or either party relating to the Holdback Amount. Escrow Agent’s fees and costs for holding and disbursing the Holdback Amount will be shared equally by Sellers and Purchaser.

Section 3.6.    Post Final Closing Sellers Equity Adjustments. Not later than twenty (20) days after the Final Closing. the parties will retain Sorensen Vance, Salt Lake City, Utah to complete an updated determination of the Company Equity based on the Company’s actual financial condition and net capital calculation as of the Final Closing Date and advise the Sellers of such final determination (the “Adjustment Certificate”), including the details of the calculation. If the Purchaser agrees with the Adjustment Certificate, this will be considered a final determination, and the Adjustment Certificate will be accepted by all Parties in the absence of manifest error. The cost of Sorensen Vance will be shared equally by the Purchaser and the Sellers. If the Purchaser does not agree with the Adjustment Certificate, the parties will retain Haynie & CO as an independent PCAOB qualified firm to conduct a final determination. The cost of Haynie & Co will be shared equally by the Purchaser and the Sellers

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS RESPECTING THE COMPANY

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to Purchaser on or prior to the date of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to Purchaser as follows:

Section 4.1.    Organization. The Company is a corporation duly formed, validly existing and in good standing under the laws of Utah. The Company has the requisite corporate power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its material properties and assets. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such qualification or licensing necessary under applicable Law, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Purchaser true and complete copies of the Governing Documents of the Company as currently in effect.

Section 4.2.    Authority.

(a)            The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action and shareholder action on the part of the Company and its shareholders, and no additional corporate proceedings on the part of the Company or any of its shareholders are necessary to approve or authorize, as applicable, this Agreement, the performance of the Company’s obligations hereunder or the consummation of the transactions contemplated hereby.

(b)            Assuming the due authorization, execution, and delivery by the other Parties thereto, this Agreement constitutes, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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Section 4.3.    No Violation. Subject to the making of the filings, notifications and registrations and receipt of the consents, authorizations, approvals and waivers referred to in Section 4.4 and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, constitute a breach or violation of, or a default under, or result in or constitute a circumstance which, with or without notice or lapse of time or both would constitute any of the foregoing under any Material Contract to which the Company or any of its Subsidiaries is a party, or give rise to any Encumbrance (other than Permitted Encumbrances) on any of the assets of the Company, (b) violate any Law or Governmental Order applicable to the Company or its assets or properties or (c) constitute a breach or violation of, or a default under, the Governing Documents of the Company, except, in the case of clauses (a) and (b) above, as would not be reasonably expected to have a Material Adverse Effect.

Section 4.4.    Consents and Approvals. Except (a) as set forth in Section 4.4 of the Company Disclosure Schedule, (b) the FINRA Approval, and any other required approval of any Governmental Authority of which the Company is a member, and (c) for those consents, authorizations, approvals, waivers, filings, notifications and registrations the failure to obtain or make would not be materially adverse to the Company, the Company is not required at or prior to (i) the Initial Closing or (ii) the Final Closing to obtain any consent, approval, authorization or waiver of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5.    Title; Capital Structure.

(a)            The authorized equity of the Company consists of a total of 1,000,000 shares of common stock, par value $0.10 per share, of which 410,000 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Equity Interests of the Company were not issued in violation of applicable Law or the Governing Documents of the Company. Purchaser will acquire the Equity Interests of the Company at the Final Closing free and clear of any Encumbrances (other than transfer restrictions under applicable Securities Laws and any Encumbrances imposed by Purchaser).

(b)            Except for this Agreement and the transactions contemplated hereby, and as set forth in Section 4.5(b)(i) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” or other similar rights (“Equity Rights”) (i) obligating the Company to issue, deliver, redeem (or establish a sinking fund with respect to redemptions), purchase or sell, any equity or voting interest of the Company or any securities convertible or exchangeable into or exercisable for any equity or voting interest of the Company, (ii) giving any Person a right to subscribe for or acquire any equity or voting interests of the Company or (iii) obligating the Company to issue, grant, adopt or enter into any such Equity Rights. There are no outstanding securities convertible or exchangeable into or exercisable for any equity or voting interests of the Company. Except for this Agreement and the transactions contemplated hereby, and as set forth in Section 4.5(b)(ii) of the Company Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts to which the Company is a party or is bound with respect to the voting or consent of any Equity Interest of the Company. There are no outstanding or authorized compensatory or service-linked equity or equity-based awards or interests with respect to any equity or voting interests in the Company, including any profits, interests, options, appreciation rights, phantom equity, profit participation or other compensatory or service-linked equity or equity-based rights.

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Section 4.6.    Subsidiaries.

(a)            The Company has no Subsidiaries and, other than the DTCC Stock and Trading Account Positions, (ii) does not own, of record or beneficially, any direct or indirect Equity Interest, or any right (contingent or otherwise) to acquire any Equity Interest, in any other Person. Other than DTCC Stock, the Company is not a member of (nor is any part of the Business conducted through) any partnership nor is the Company a participant in any joint venture or similar arrangement.

Section 4.7.    Financial Statements; No Undisclosed Liabilities.

(a)            Schedule 4.7(a) of the Company Schedules includes true and complete copies of (i) the audited statement of financial condition, balance sheet, of the Company as of June 30, 2019, 2020 and 2021 and the related audited income statements and statements of cash flows for the fiscal year ending on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon by a firm of certified public accountants registered with the Public Company Accounting Oversight Board (collectively referred to herein as the “Company Audited Financial Statements”), and (ii) the unaudited statement of financial condition, or balance sheet, of the Company as of February 28, 2022, and the related unaudited income statements and statements of cash flows for year ended on such date, without related notes and schedules thereto (referred to herein as the “Interim Company Financial Statements”). The Company Audited Financial Statements and the Interim Company Audited Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, and (ii) present fairly, in all material respects, the financial position of the Company, and the results of its operations and its cash flows, as of the dates thereof or for the respective periods covered thereby, subject, in the case of the Interim Company Financial Statements, to normal year-end adjustments and related footnote disclosures.

(b)            The Company has no Liabilities of any nature required to be presented or reserved on a balance sheet prepared in accordance with GAAP, except (i) Liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby or set forth in Section 4.7(b) of the Company Disclosure Schedule, (ii) Liabilities reserved or reflected against the February 28, 2022, balance sheet of the Company included in the Interim Company Financial Statements, (iii) Liabilities for performance under Material Contracts listed on Section 4.9 of the Company Disclosure Schedule that are expressly set forth in and identifiable by reference to the text of such Material Contracts (excluding any Liability for breach), (iv) Liabilities incurred in the ordinary course of business of the Company since October 31, 2021, or (v) Liabilities that are not, individually or in the aggregate, material to the Company, taken as a whole.

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(c)            The books, records and accounts of the Company are in all material respects complete and accurate.

Section 4.8.    Absence of Certain Changes. Since October 31, 2021 through the date hereof, (a) the Company has conducted its business in the ordinary course in all material respects; (b) has not taken any action that would have required consent pursuant to Section 7.1(a), (b), (c), (g), (h), (i), (j) or (o); and (c) there has not occurred a Material Adverse Effect that is not set forth in the Company Disclosure Schedules.

Section 4.9.    Material Contracts.

(a)            Section 4.9(a) of the Company Disclosure Schedule contains a true and complete list of all Contracts (excluding any Benefit Arrangement) in effect on the date hereof to which the Company is a party or by which the Company or any of its properties or assets is bound that meet any of the following criteria (“Material Contracts”):

(i)             to the extent not otherwise defined as a Material Contract pursuant to the other subparts of this definition, any Contract involving consideration or other expenditure in excess of $25,000, other than Contracts made in the ordinary course of business, consistent with past practice;

(ii)            any Contract under which payments by or obligations of the Company will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, or under which the value of the payments by or obligations of the Company will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise;

(iii)           all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and that cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days’ notice;

(iv)           all Contracts with any Governmental Authority to which the Company is a party;

(v)            any material License Agreement;

(vi)           any Lease pursuant to which the annualized rent or lease payments are in excess of $25,000;

(vii)          any Contract relating to any Indebtedness, granting any Encumbrance in the property of the Company or providing any guarantee by the Company of the Liabilities or Indebtedness of another Person;

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(viii)         strategic partnership, joint venture, or similar agreements;

(ix)            any stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement under which there remain any material unperformed obligations or material indemnification obligations;

(x)             any Contract with any securities exchanges, commodities exchanges, boards of trade, clearing corporations, self-regulatory organizations (including Company’s Membership Agreement with FINRA) and similar organizations in which any of the Company holds memberships or has been granted trading privileges;

(xi)            any Contract with any ATS;

(xii)           any Contract with any inter-dealer broker; and

(xiii)          any Contract that currently limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period, or that grants the other party or any third person “most favored nation” or similar status.

(b)            Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions. The Company is not (whether upon notice or the passage of time) in default or breach under (or, to the Knowledge of the Company, is alleged to be in default or breach under) any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder, except in either case, where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Purchaser true and complete copies of all Material Contracts.

Section 4.10.    Compliance with Applicable Law.

(a)            The Company has, since June 30, 2019, complied and is in compliance with all applicable Law in all material respects and none of the Company, Sellers or any of their respective Affiliates (insofar as it relates to the business of the Company) has received any written notice from any Governmental Authority asserting any violation by the Company of any applicable Law, that is, individually or in the aggregate, material to the Company.

(b)            The Company holds and has, since June 30, 2019, held, all material Permits necessary for the conduct of its business under and pursuant to applicable Law. A true and complete list of all such material Permits in effect on the date hereof is set forth in Section 4.10(b) of the Company Disclosure Schedule. All such material Permits are valid and in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Actions related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Actions is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or any Actions that would not, individually or in the aggregate, be material to the Company.

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(c)            To the Knowledge of the Company, except as set forth in Section 4.10(c) of the Company Disclosure Schedule, there is no investigation pending by a Governmental Authority of, and no Governmental Authority has initiated or provided written notice to the Company of, any investigation into the business or operations of the Company. There is no material deficiency, violation or exception claimed or asserted by any Governmental Authority in writing with respect to any examination of the Company that has not been resolved in all material respects.

(d)            The Company has implemented an anti-money laundering policy and a customer identification program to the extent required by applicable Law, each of which is designed to comply in all material respects with the requirements of applicable Law.

Section 4.11.    Regulatory Documents; Broker-Dealer Registrations.

(a)            Since June 30, 2019, the Company has timely filed (after giving effect to any extensions) all material Regulatory Documents that were required to be filed by it with any Governmental Authority, including any amendments or supplements thereto.

(b)            The Company is, and at all times required by the Exchange Act since June 30, 2019, has been, duly registered as a broker-dealer with the SEC, as a broker-dealer under the Exchange Act, as a member of SIPC and admitted to membership with FINRA. The Company is, and at all times required by applicable Law (other than the Exchange Act) since June 30, 2019, has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so qualified would not be materially adverse to the Company. The Company is a member in good standing with FINRA and any other Governmental Authority of which it is a member and has complied in all material respects with their rules and regulations. The Company has made available to Purchaser (i) all material correspondence by the SEC and/or FINRA relating to the Company since June 30, 2019, and (ii) true and complete copies of the Uniform Application for Broker-Dealer Registration on Form BD and the FINRA Membership Agreement of the Company, as in effect on the date hereof, in each case. Section 4.11(b) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the federal, state and foreign jurisdictions in which the Company is registered as a broker-dealer and each jurisdiction in which the Company otherwise operates an office or other location of convenience.

(c)            At all times since June 30, 2019, the Company has maintained “net capital” (as such term is defined in the Net Capital Rule) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act, has not been required to file an early warning notification pursuant to Rule 17a-11 under the Exchange Act or a notification pursuant to FINRA Rule 4120 since June 30, 2019, and has not exceeded any of the Early Warning Thresholds.

(d)            Since June 30, 2019, the Company has not been (i) required to be registered, licensed or qualified as an investment advisor, exchange, alternative trading system, transfer agent, clearing agency, commodity trading advisor, commodity pool operator, futures commission merchant or in any similar capacity under any applicable Law or (ii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, except in each case, as would not be materially adverse to the Company.

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(e)            Each employee of the Company who is required to be registered, licensed or qualified with any Governmental Authority to perform his or her job functions is duly registered, licensed and/or qualified as such and such registrations, licenses and/or qualifications are in full force and effect, except where the failure to be so registered, licensed and/or qualified or to have such registrations, licenses and/or qualifications in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12.    Ineligible Persons. Except as set forth on Schedule 4.12 of the Company Disclosure Schedule, neither the Company nor any of its “associated persons” are subject to a “statutory disqualification” (as such terms are defined in the Exchange Act or its equivalent under any applicable state or foreign Law), or are subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of the Company or suspension or revocation of the Company’s registration as a broker-dealer under Section 15 of the Exchange Act, except as would not be materially adverse to the Company.

Section 4.13.    Litigation.

(a)            Except as set forth on Section 4.13 of the Company Disclosure Schedule, as of the date hereof, there are no Actions that are pending or, to the Knowledge of the Company, threatened against the Company, that (i) seek any injunction or equitable relief, including the imposition of any material limitation on the business of the Company, (ii) involve any criminal allegations, including fraud, (iii) individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Company to perform its obligations hereunder or (iv) challenge the validity of the transactions contemplated by this Agreement.

(b)            Except as disclosed on the Company’s Form BD or Except as set forth on Section 4.13 of the Company Disclosure Schedule, since June 30, 2019, through the Business Day immediately prior to the date of this Agreement, the Company has not, nor has any “person associated with” the Company (as defined in the Exchange Act), nor any member of any board of directors (or comparable governing body) of the Company, and during which time any such person was such a “person associated with” or “associated person” of the Company been, (i) ineligible to serve as a broker-dealer or associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) subject to “statutory disqualification” (as defined in the Exchange Act) or (iii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company as a broker-dealer, except as would not be materially adverse to the Company.

Section 4.14.    Employee Benefit Arrangements; Employee Matters.

(a)            Section 4.14(a)(i) of the Company Disclosure Schedule lists all material Benefit Arrangements. For purposes of this Agreement, “Benefit Arrangements” means all (i) “employee benefit plans” (as defined in Section 3(3) of ERISA); (ii) bonus, equity option, equity purchase, restricted equity, other equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, fringe benefit or other material benefit plans or programs; and (iii) employment, termination and severance agreements that, in each case, are sponsored, maintained or contributed to by the Company and in effect on the date hereof, excluding, in each case, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

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(b)            The Company has provided to Purchaser a true and complete copy of each material Benefit Arrangement. With respect to each material Benefit Arrangement, the Company has provided to Purchaser a copy of the following documents, if applicable: (i) the most recent summary plan description; (ii) the most recent Form 5500 report, together with all schedules thereto; and (iii) the applicable trust or custodial agreement.

(c)            Each Benefit Arrangement has been operated in all material respects in accordance with all provisions of applicable Law and administered in accordance with its Governing Documents.

(d)            No Benefit Arrangement is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. The Company has not, since June 30, 2019, sponsored, maintained, or contributed to a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(e)            Except as would not be expected to result in a material liability to the Company, each Benefit Arrangement that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified, and, to the Company’s Knowledge, nothing has occurred that would be expected to adversely affect the qualified status of such Benefit Arrangement.

(f)            No Benefit Arrangement provides for life, health, medical or other welfare benefits to former employees of the Company or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(g)            As of the date hereof, there are no Actions (other than Actions for benefits in the ordinary course) that are pending or threatened against any Benefit Arrangement or any fiduciaries thereof with respect to their duties to such Benefit Arrangement.

(h)            The Company has complied in all material respects with all applicable Laws respecting employment and employment practices, including wages and hours of work, child labor, occupational health and safety, equal employment opportunity, nondiscrimination, immigration, benefits, employee leave issues, collective bargaining, labor relations, affirmative action, workers’ compensation, unemployment insurance, the payment of social security and similar Taxes and plant closings and layoffs.

(i)             Except as would not reasonably be expected to result in a material liability to the Company, (i) the Company has not, nor has been, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or threatened against the Company; (ii) there are no pending or, to the Company’s Knowledge, threatened union organizing activities involving the Company Employees; and (iii) there is no labor strike, dispute, work slowdown or stoppage pending or, to the Company’s Knowledge, threatened against the Company. The Company is not a party to or bound by any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council in respect of the Company Employees.

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(j)             Except as would not reasonably be expected to result in a material liability to the Company, the Company has not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against it; nor (ii) notice of any complaint, lawsuit or other Action pending or threatened in any forum by or on behalf of any Company Employee or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with their employment relationship.

(k)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including severance, forgiveness of indebtedness or otherwise) becoming due under any Benefit Arrangement, whether or not such payment is contingent; (ii) increase any payments or benefits otherwise payable under any Benefit Arrangement; (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, including the acceleration of the vesting and exercisability of any equity awards, whether or not contingent; (iv) require the funding of any trust or other funding vehicle; or (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Company Employee. No Benefit Arrangement provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

Section 4.15.    Intellectual Property.

(a)            Section 4.15(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property that on the date hereof is registered with or subject to an application for registration with any Governmental Authority or Internet domain name registrar by the Company. Each item of material Intellectual Property that is owned by the Company is (i) subsisting, valid and enforceable, and (ii) free and clear of any (A) Encumbrances (other than Permitted Encumbrances), (B) exclusive licenses, (C) non-exclusive licenses not granted in the ordinary course of business consistent with past practice and (D) obligations to grant any of (A)-(C).

(b)            To the Knowledge of the Company, the conduct of the business of the Company does not infringe, misappropriate, or otherwise violate, and has not, since June 30, 2019, infringed, misappropriated, or otherwise violated, the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, and has not, since June 30, 2019, infringed, misappropriated, or otherwise violated, the Intellectual Property owned by the Company.

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(c)            There are no Actions that are pending or threatened in writing (i) against the Company alleging that the conduct of the business of the Company infringes, misappropriates, or otherwise violates the Intellectual Property of any other Person, or (ii) concerning the ownership, validity, registrability or enforceability of any Intellectual Property owned by the Company. The Company has not received any notification that a license under any other Person’s Intellectual Property is or may be required to operate the businesses of the Company.

(d)            The Company has taken all commercially reasonable measures to maintain the confidentiality and value of all confidential Intellectual Property used or held for use in the operation of its businesses, including source code for any Company Software.

Section 4.16.    Taxes.

(a)            The Company has (i) duly and timely filed (or caused to be duly and timely filed) with the appropriate Taxing Authority all material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) and all such Tax Returns were true, correct and complete in all material respects as of their respective dates, (ii) duly and timely paid (or caused to be duly and timely paid) in full all material Taxes required to be paid by it, and (iii) complied in all material respects with applicable Laws with respect to the withholding and payment over of Taxes and has duly and timely withheld and paid over to the respective proper Taxing Authorities all material amounts required to be so withheld and paid over, except in each case for Taxes or Tax Returns with respect to which the Company has established or reflected an adequate reserve under GAAP or for Taxes or Tax Returns that are being defended in good faith through appropriate proceedings.

(b)            Within the preceding three (3) years, no claim or nexus inquiry has been made in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns claiming that the Company is subject to taxation by, or is required to file any Tax Return in, such jurisdiction.

(c)            As of the date hereof, there (i) is no material deficiency, claim, audit, suit or proceeding outstanding or threatened in writing against or with respect to the Company in respect of any Taxes or Tax Returns, (ii) are no material outstanding “closing agreements” (as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law)), ruling requests or requests to consent to change a method of accounting with respect to the Taxes of the Company, and (iii) are no material agreements, waivers or similar consents extending the statutory period of limitation applicable to any Taxes of the Company for any period.

(d)            There are no Encumbrances for Taxes upon any property or assets of the Company, except for Permitted Encumbrances.

(e)            The Company is not the subject of, nor is it bound by, any material private letter ruling, technical advice memorandum or similar ruling, memorandum, or agreement with any Taxing Authority.

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(f)            The Company is not a party to, nor is it bound by, any material Tax indemnification, allocation or sharing agreement that will be in existence after the Final Closing, other than any customary Tax indemnity, allocation or sharing in any agreement whose primary subject is not Taxes.

(g)            The Company has never been a member of any affiliated group, within the meaning of Section 1504(a) of the Code, or a member of a combined, consolidated, or unitary group for state, local or foreign Tax purposes (in each case other than any such group of which the Company is the parent) nor has the Company had any liability for material Taxes of any other Person as a result of having been a member of any affiliated, combined, consolidated, or unitary group for U.S. federal, state, local or foreign Tax purposes (including Treasury Regulations Section 1.1502-6) or as a transferee or successor.

(h)            Within the past three (3) years, the Company has not distributed the stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(i)             The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Final Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Final Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Final Closing Date, (iii) prepaid amount received on or prior to the Final Closing Date, or (iv) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(j)             The Company has not been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(k)            Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company in this Agreement or any of the Transaction Agreements in respect of Tax matters, other than the representations in this Section 4.16.

Section 4.17.    Insurance. Section 4.17 of the Company Disclosure Schedule contains a complete and correct summary, as of the date hereof, of all current insurance policies and contracts and all other forms of insurance owned or held by the Company as well as all outstanding claims under each insurance policy or contract. Each material insurance policy or contract covering the Company on the date hereof has been made available to Purchaser and is in full force and effect with reputable insurance carriers in all material respects. All material premiums, audits, adjustments or collateralization requirements due under the material insurance policies or contracts as of the date hereof have been paid in a timely manner, and the Company has complied in all material respects with the terms and provisions of the insurance policies and contracts. Since June 30, 2019, the Company has not received any written notice regarding any actual or possible: (i) cancellation, non-renewal or invalidation of any insurance policy or contract; (ii) refusal of any coverage or rejection of any claim under any insurance policy or contract; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy or contract. There are no self-insurance arrangements by the Company.

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Section 4.18.    Real Estate. The Company does not own any real property.

Section 4.19.    Affiliate Transactions. Except as set forth in Section 4.19 of the Company Disclosure Schedule, this Agreement and any Transaction Agreement, the Company is not a party to any Contract with Sellers or any of his respective controlled Affiliates. Except for Subordinated Loans, neither the Sellers nor any of his respective controlled Affiliates owns, directly or indirectly, in whole or in part, or has any other interest in, any assets, tangible or intangible property or rights of the Company that is material to the Company.

Section 4.20.    Investment Securities. The Company owns 22.36312 shares of DTCC Stock, all of which are validly issued, fully paid and nonassessable. The Company has good and valid title to the DTCC Stock held by it free and clear of any Encumbrances (other than Permitted Encumbrances). Such securities are valued on the Company Audited Financial Statements and the Interim Company Financial Statements in accordance with the Accounting Principles.

Section 4.21.    Derivatives. Except as would not have a Material Adverse Effect, all swaps, caps, floors, option agreements, futures and forward Contracts and other similar derivative transactions, whether entered for the Company’s own account, or for the account of one or more of the Company’s customers, were entered into (a) in accordance with prudent business practices and all applicable Laws and (b) with counterparties believed to have adequate financial resources for such transaction at the time.

Section 4.22.    Loans. Section 4.22 of the Company Disclosure Schedule lists all of the customer loans outstanding in excess of $10,000 extended by the Company. Each such loan has been secured by valid liens on and security interests in invested assets. Such liens and security interests have been perfected and have first priority, and such invested assets are (a) fully transferable and (b) held in non-physical form.

Section 4.23.    Company Guarantees. Except as set forth on Section 4.23 of the Company Disclosure Schedule, the Company has not guaranteed or provided any credit support (including under any “keep well” or similar arrangement) for any material Liability of the Sellers.

Section 4.24.    No Additional Representations. Except for the representations and warranties expressly set forth in Article VI, (a) the Company has not relied on any representation or warranty from Purchaser or any of its Affiliates or representatives in determining to enter into this Agreement and (b) the Company acknowledges and agrees that none of Purchaser or its Affiliates or representatives has made any representation or warranty whatsoever, express or implied, with regard to any information Purchaser or any of its Affiliates or representatives made available to the Company and their respective Affiliates or representatives (including any estimates, projections and predictions contained therein).

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Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by Sellers to Purchaser on or prior to the date of this Agreement (the “Seller Disclosure Schedule”), (it being agreed that any matter disclosed in any section or subsection of the Seller Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Seller, separately and severally and not jointly with any other Seller, hereby represents and warrants to Purchaser as follows:

Section 5.1.    Authority of Seller.

(a)            Seller has the necessary legal capacity to enter into this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby.

(b)            Assuming the due authorization, execution and delivery by Purchaser and the Company, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2.    No Violation. Subject to the making of the filings, notifications and registrations and receipt of the consents, authorizations, approvals and waivers referred to in Section 5.3 and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not (a) conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances) or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under any Material Contract, or (b) violate any Law or Governmental Order applicable to Seller.

Section 5.3.    Consents and Approvals. Except (a) as set forth in Section 5.3 of the Seller Disclosure Schedule, (b) FINRA Approval, and any other required approval of any Governmental Authority of which such Seller is a member, and (c) for those consents, authorizations, approvals, waivers, filings, notifications and registrations the failure to obtain or make would not prevent or materially delay the ability of such Seller to perform his or its obligations under this Agreement, Seller is not required, at or prior to the Final Closing, to obtain any consent, approval, authorization or waiver of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

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Section 5.4.    Ownership of Shares. Seller owns, of record and beneficially, the Equity Interests of the Company, free and clear of all Encumbrances (other than transfer restrictions under applicable Securities Laws) and upon the sale of any of such Equity Interests to Purchaser hereunder, Purchaser will acquire such Equity Interests free and clear of all Encumbrances (other than transfer restrictions under applicable Securities Laws and any Encumbrances imposed by Purchaser). Except for this Agreement and the transactions contemplated hereby, and as set forth in Section 5.4 of the Seller Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts to which Seller is a party or is bound with respect to the voting or consent of any of the Equity Interests of the Company.

Section 5.5.    Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Seller, threatened against or relating to Seller, except as would not be reasonably expected to prevent or materially delay the ability of Seller to perform his obligations under this Agreement.

Section 5.6.    Sufficient Funds.  At the time of Final Closing, Purchaser will have sufficient funds available as and when needed to consummate the transactions contemplated hereby and to perform its obligations hereunder.  Purchaser is solvent on the date hereof will not be rendered insolvent by performance of its obligations under any agreement to which it is a party or by which it is bound. The transactions contemplated hereby and thereby will not be render Purchaser undercapitalized upon consummation of the transactions contemplated by this Agreement and any agreement to which it is a party or by which it is bound, and will not, as a result of the consummation of the transactions contemplated hereby and thereby, incur debts beyond its ability to pay as such debts mature.

Section 5.7.    No Additional Representations. Except for the representations and warranties expressly set forth in Article VI, (a) Seller has not relied on any representation or warranty from Purchaser or any of its respective Affiliates or representatives in determining to enter into this Agreement and (b) Seller acknowledges and agrees that none of Purchaser or any of its Affiliates or representatives has made any representation or warranty whatsoever, express or implied, with regard to any information Purchaser or any of its respective Affiliates or representatives made available to Seller (including any estimates, projections and predictions contained therein).

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Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by Purchaser to the Company on or prior to the date of this Agreement (the “Purchaser Disclosure Schedule”), (it being agreed that any matter disclosed in any section or subsection of the Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), Purchaser hereby represents and warrants to Sellers and the Company as follows:

Section 6.1.    Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Delaware State. Purchaser has the requisite corporate power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such qualification or licensing necessary under applicable Law.

Section 6.2.    Authority.

(a)            The execution and delivery by Purchaser of this Agreement , the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action and shareholder action on the part of Purchaser and its shareholder and no additional corporate proceedings on the part of Purchaser or its shareholder are necessary to approve or authorize this Agreement , the performance of Purchaser’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby.

(b)            Assuming the due authorization, execution, and delivery by the other parties thereto, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3.    No Violation. Subject to the making of the filings, notifications and registrations and receipt of the consents, authorizations, approvals and waivers referred to in Section 6.4 and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Purchaser , and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances) or result in or constitute a circumstance that, with or without notice or lapse of time or both would constitute any of the foregoing under any material Contract to which Purchaser is a party or by which Purchaser or any of its assets may be bound, (b) violate any Law or Governmental Order applicable to Purchaser or any other Affiliate of Purchaser or their respective assets or properties or (c) constitute a breach or violation of, or a default under, the Governing Documents of Purchaser or any other Affiliate of Purchaser, except, in the case of clause (a) above, as would not be reasonably expected to prevent or materially delay the ability of Purchaser or any other Affiliate of Purchaser to perform its obligations under this Agreement .

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Section 6.4.    Consents and Approvals. Except (a) as set forth in Section 6.4 of the Purchaser Disclosure Schedule, (b) FINRA Approval and any other required approval of any Governmental Authority of which Purchaser is a member, and (c) for those consents, authorizations, approvals, waivers, filings, notifications and registrations the failure to obtain or make would not prevent or materially delay the ability of Purchaser or its Affiliates to perform their respective obligations under this Agreement, none of Purchaser or any Affiliate of Purchaser is required, at or prior to the Final Closing, to obtain any consent, approval, authorization or waiver of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution, delivery and performance of this Agreement , or the consummation of the transactions contemplated hereby.

Section 6.5.    Litigation; Regulatory. As of the date hereof, there is no Action pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser, except that would not be reasonably expected to prevent or materially delay the ability of Purchaser or any Affiliate of Purchaser to perform its obligations under this Agreement. Neither Purchaser nor any of its Affiliates is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would reasonably be expected to prevent or materially delay the ability of Purchaser or any Affiliate of Purchaser to perform its obligations under this Agreement.

Section 6.6.    Investment Purpose. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment pursuant to this Agreement and protecting its interests in connection with the transactions contemplated hereby. Purchaser is acquiring the Equity Interests of the Company solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Equity Interests of the Company are not registered under the Securities Act, or any state securities laws, and that they may not be transferred, sold, offered for sale, pledged, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 6.7.    Brokers and Finders. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

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Section 6.8.    Investigation. Purchaser confirms that it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and its Business.

Section 6.9.    Compliance with Applicable Law.

(a)            The Purchaser has, since the latter of January 1, 2019, and its inception, complied and is in compliance with all applicable Law in all material respects and none of the Purchaser or any of its respective Affiliates (insofar as it relates to the business of the Purchaser) has received any written notice from any Governmental Authority asserting any violation by the Purchaser of any applicable Law, that is, individually or in the aggregate, material to the Purchaser.

(b)            The Purchaser holds and has since the latter of January 1, 2019, and its inception, held, all material Permits necessary for the conduct of its business under and pursuant to applicable Law. A true and complete list of all such material Permits in effect on the date hereof is set forth in Section 6.9(b) of the Purchaser Disclosure Schedule. All such material Permits are valid and in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Actions related thereto, and, to the Knowledge of the Purchaser, no such suspension, cancellation, modification or revocation or Actions is threatened, except for any failure to be in full force and effect or suspension, cancellation, modification or revocation or any Actions that would not, individually or in the aggregate, be material to the Purchaser.

(c)            To the Knowledge of the Purchaser, except as set forth in Section 6.9(c) of the Purchaser Disclosure Schedule, there is no investigation pending by a Governmental Authority of, and no Governmental Authority has initiated or provided written notice to the Purchaser of, any investigation into the business or operations of the Purchaser. There is no material deficiency, violation or exception claimed or asserted by any Governmental Authority in writing with respect to any examination of the Purchaser that has not been resolved in all material respects.

(d)            The Purchaser has implemented an anti-money laundering policy and a customer identification program to the extent required by applicable Law, each of which is designed to comply in all material respects with the requirements of applicable Law.

Section 6.10.    Ineligible Persons. Except as set forth on Schedule 6.10 of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its “associated persons” are subject to a “statutory disqualification” (as such terms are defined in the Exchange Act or its equivalent under any applicable state or foreign Law), or are subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of the Purchaser or suspension or revocation of the Purchaser’s registration as a broker-dealer under Section 15 of the Exchange Act, except as would not be materially adverse to the Purchaser.

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Section 6.11.    No Additional Representations. Except for the representations and warranties expressly set forth in Article IV and Article V (a) Purchaser has not relied on any representation or warranty from the Sellers or the Purchaser or any of their respective Affiliates or representatives in determining to enter into this Agreement and (b) Purchaser acknowledges and agrees that neither the Sellers nor the Purchaser nor any of their respective Affiliates or representatives has made any representation or warranty whatsoever, oral or written, express or implied, including with regard to any information the Sellers, the Purchaser or any of their respective Affiliates or representatives made available to Purchaser or its Affiliates or representatives (including with respect to (i) the business, financial condition, results of operations, future operating or financial results, any projections, estimates or budgets for the Purchaser or its businesses, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such projections, estimates, budgets, forecasts, plans or prospects), (ii) any materials, documents or information relating to the Purchaser or its businesses made available to Purchaser or its counsel, accountants or advisors in the Purchaser data room or otherwise or (iii) the information contained in any management presentation, confidential information memorandum or in any other form provided to Purchaser in connection with the transactions contemplated hereby (and as to all such information described in the foregoing clauses (i)-(iii) Purchaser expressly agrees and acknowledges, on behalf of itself and its Affiliates, that none of Sellers, the Purchaser or any of their respective Affiliates will have or be subject to any liability to Purchaser or any of its Affiliates or representatives resulting from the distribution to Purchaser or its Affiliates or representatives, or Purchaser’s or its Affiliates’ or representatives’ use of, any such information).

Article VII

COVENANTS

Section 7.1.    Conduct of Business by the Company. During the period from the date of this Agreement until the Final Closing or earlier termination of the Final Closing Obligations, except (A) as required or expressly permitted by the provisions of this Agreement, (B) as set forth in Section 7.1 of the Company Disclosure Schedule, (C) as may be required under applicable Law or (D) with the prior written consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), Sellers will cause the Company to use commercially reasonable efforts to (v) conduct its business in the ordinary course consistent with past practice, (w) preserve intact its business organization, (x) keep available in all material respects the services of its current officers and employees, and (y) preserve the present relationships with those Persons having significant business relationships with it in all material respects. Without limiting the generality of the foregoing, except (A) as required or expressly permitted by the provisions of this Agreement, (B) as set forth in Section 7.1 of the Company Disclosure Schedule, (C) as may be required under applicable Law or (D) with the prior written consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), Sellers will not permit the Company to:

(a)            amend its Governing Documents;

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(b)            merge with or into or consolidate with any other Person or liquidate or dissolve;

(c)            make any distribution or declare, pay or set aside any dividend with respect to, or issue, split, combine, redeem, reclassify, purchase or otherwise acquire, any Equity Interest of the Company, other than as set forth in Article II and Article III;

(d)            incur any Indebtedness of the Company or guarantee the Indebtedness of any other Person;

(e)            repay any Indebtedness of the Company that is not contemplated to be repaid by this Agreement other than as required by the terms of such Indebtedness and other than in the ordinary course of business;

(f)            sell, transfer, assign, license, lease, abandon or otherwise dispose of or pledge (other than Permitted Encumbrances) any of its material assets to any Person, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by Contracts in force as of the date hereof;

(g)            settle or compromise any (excluding any Action relating to Taxes) Action unless such settlement or compromise: (i) relates solely to money damages (A) that the Company will pay or cause to be paid concurrently with the effectiveness of such settlement or compromise to the extent required by such settlement or compromise, or (B) that do not exceed $50,000 individually, or $250,000, in the aggregate, for all such amounts under this Section 7.1(g), in excess of the amounts of (1) any proceeds received from any insurance policies in connection with such settlement or compromise and (2) the amount of such settlement or compromise specifically reserved for in the Financial Statements (including the notes thereto) of the applicable Company; or (ii) does not contain any restrictions upon the Company that would have a material effect on the business or reputation of the Company;

(h)            make any material change to its financial accounting policies or Accounting Principles, other than as required by GAAP or applicable Law, including to the methodology used to calculate Net Regulatory Capital;

(i)             allow Net Regulatory Capital to fall below the Early Warning Thresholds;

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(j)             make, change or revoke any material Tax election (including an election to change the U.S. federal income tax classification of the Company); adopt or change (or make a request to any Taxing Authority to change) any material Tax accounting method or any material annual Tax accounting period; file (other than payroll Tax Returns) or amend any material Tax Returns; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (excluding, for the avoidance of doubt, any Tax indemnity, allocation or sharing in any agreement whose primary subject is not Taxes); settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case to the extent doing so would reasonably be expected to have a material adverse impact on Purchaser and its Affiliates after the Initial Closing for a Post-Initial Closing Tax Period;

(k)            enter into any Contract that would be a Material Contract, or amend in any material respect any Material Contract, in each case other than in the ordinary course of business;

(l)             except in the ordinary course of business, enter into or modify any non-compete or exclusivity arrangements;

(m)           except as required by the terms of a Benefit Arrangement, (i) adopt, enter into, terminate or materially amend any Benefit Arrangement (or any plan that would be an Benefit Arrangement if in effect on the date hereof), other than amendments in the ordinary course of business, (ii) accelerate the vesting or payment of any rights, compensation or benefits to any Company Employee under any Benefit Arrangement, (iii) make any material increase to any salaries or other form of compensation or benefits payable to any Company Employee whose annual base salary exceeds $150,000, or (iv) grant any equity or equity-linked awards or any other severance, retention, bonus, incentive, performance or other incentive compensation to any Company Employee whose annual base salary exceeds $150,000 (other than in the case of this subsection (iv) as contemplated by this Agreement);

(n)            (i) hire or engage any Company Employee whose annual base salary exceeds $120,000, other than the hiring of an employee to replace a departed Company Employee with similar levels of compensation and benefits, or (ii) terminate a salesperson or trader, other than a termination for cause or similar misconduct;

(o)            acquire any business or Person, by merger, consolidation, or otherwise, in a single transaction or a series of related transactions;

(p)            make or commit to make any capital expenditures requiring payments over the life of such expenditures, individually or in the aggregate, in excess of $250,000, other than as disclosed in Company’s capital expenditure budget set forth in Section 7.1(p) of the Company Disclosure Schedule; or

(q)            enter any Contract or otherwise agree to do anything prohibited by this Section 7.1.

Nothing contained in this Agreement will give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or the business of the Company prior to the Final Closing. Prior to the Final Closing, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.

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Section 7.2.    Confidentiality.

(a)            From the date hereof until the Final Closing or earlier termination of the Final Closing Obligations, all proprietary or confidential information that pertains to the Company (“Confidential Information”) provided to or obtained by Purchaser or its representatives in relation to the negotiation and entering into of this Agreement and the transactions contemplated hereby, will be kept confidential by Purchaser pursuant to the Confidentiality Agreement, which will terminate automatically upon the Final Closing.

Section 7.3.    Access.

(a)            From and after the Initial Closing and until the Final Closing or earlier termination of the Final Closing Obligations, to the extent not prohibited by applicable Law or the Company’s privacy policies, the Company will permit Purchaser, during regular business hours and upon reasonable advance notice to the Company, through their representatives, the right to examine and make copies of the Company’s books and records in connection with this Agreement and the transactions contemplated hereby, including any regulatory books and records, and otherwise reasonably cooperate with Purchaser, including by making employees of the Company with relevant knowledge of the applicable matter available upon reasonable request; provided that any of the Company’s books and records or other information that is subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure will not be made so accessible (provided, further that, in each case Purchaser and the Company will use commercially reasonable efforts to cooperate with one another to permit disclosure of such information in a manner consistent with such confidentiality obligations and the preservation of such legal privilege (including by seeking consent of the applicable party to whom the duty of confidentiality is owed) or waive such privilege).

(b)            The Purchaser hereby grants to the Company, the Sellers, and their respective representatives, the right, during regular business hours, to contact the SPAC and its representatives to make such inquiries and conduct such investigation as the Company, the Sellers, or their respective representatives may deem warranted respecting the completion and funding of the transactions contemplated by this Agreement.

(c)            Each Party will (and will cause its representatives to) conduct any of the activities contemplated by this Section 7.3 in such a manner as not to interfere unreasonably with the business or operations of the other Party and not to otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party of their normal duties.

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Section 7.4.         Efforts to Close; Regulatory Matters; Third-Party Consents; Other Costs.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the Sellers, the Company, and Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective, as soon as practicable after the date hereto, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, upon the terms and subject to the conditions of this Agreement and from the date hereto until the Final Closing or the earlier termination of the Final Closing Obligations, the Sellers, the Company and Purchaser will: (i) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, permits, consents, authorizations, orders, clearances, and approvals from Governmental Authorities and the making of all necessary or advisable registrations, notifications and filings (including notifications and filings with Governmental Authorities), and take all reasonable steps as may be necessary to obtain a waiver, approval or consent from, or to avoid an Action by any Governmental Authority; (ii) use reasonable best efforts to obtain (and assist and cooperate with the other Party in obtaining) all necessary consents, approvals or waivers from third parties under any Contract (provided that no party will be obligated to make a payment to such third parties in connection therewith); and (iii) defend any Action, challenging this Agreement or the consummation of the transactions contemplated hereby, including having a stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, subject to the other limitations of this Agreement. Each of the Parties agrees that none of the information regarding it or any of its Affiliates supplied or to be supplied by it, or to be supplied on its behalf, in writing specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            As promptly as practicable after the Initial Closing, the Company will, with diligence and dispatch and with the assistance and collaboration of Purchaser, prepare and file with the Department of Member Regulation of FINRA (the “Department”) a CMA, including all attachments, exhibits, schedules, appendices, amendments, or supplements thereto, and thereafter use its best efforts to take all actions necessary in accordance with FINRA rules, particularly including Rule 1017, to complete the CMA and related information so that it is deemed “substantially complete” within the requirements of FINRA Rule 1017(d) and thereafter to obtain FINRA Approval. If the Department notifies the Company of deficiencies, comments, questions, or other matters to be addressed to make the CMA Substantially Complete or to otherwise advance consideration of the CMA, the Company, again with the collaboration of Purchaser, will use its reasonable best efforts to respond to such comments or questions promptly. Each of the Company and Purchaser will: (i) use its best efforts to cause the CMA, as amended and supplemented, to obtain FINRA Approval as promptly as practicable without the imposition of restrictions, limitation, or conditions that would have a Material Adverse Effect on Company’s business and operations, consistent with past practice; (ii) take any action reasonably required to satisfy applicable restrictions, limitations, or conditions proposed by the Department in order to obtain its approval; and (iii) not perform any act or fail or refrain from any action that would materially impair or prevent such Department approval from being obtained. The cost of any filing fees in respect of any applications required to be filed with FINRA, and the respective reasonable fees associated with the filing, amending (if necessary) and completion of such applications to the Company incurred following the date hereof in connection with the matters addressed in this Section 7.4, will be borne by Party incurring such fees.

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(c)            In connection with the filings with Governmental Authorities contemplated by this Section 7.4, each of the Company and Purchaser will, subject to applicable Law: (i) cooperate fully with each other and will promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filings; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to any Governmental Authority, and in the case of the FINRA Application, the Company will promptly provide to Purchaser a copy of all communication received from FINRA and its proposed responses to FINRA, in each case regarding the transactions contemplated by this Agreement and in a manner that protects attorney-client or attorney-work-product privilege; (iii) give the other Party a reasonable opportunity to review, and to the extent practicable, incorporate the other Party’s reasonable comments in, any communication given by it to any Governmental Authority, in each case regarding the transactions contemplated by this Agreement and in a manner that protects attorney-client or attorney-work-product privilege; and (iv) promptly comply with any reasonable information or other document requests from any Governmental Authority in each case regarding the transactions contemplated by this Agreement. In particular and as a condition to the Company’s obligations hereunder, Purchaser will furnish to the Company all information concerning: (i) it and its stockholders, officers, and directors; the persons designated by Purchaser to be officers, directors, affiliates, or licensed persons of the Company following the Final Closing as set forth in the CMA; and its other affiliates; (ii) the proposed business, operations, activities, management, supervision, relationships, contracts, and other relevant matters relating to Purchaser or the Company following the Final Closing; and (iii) the source of additional capital as may be required, all as the Company or FINRA may reasonably request in connection with the preparation, filing, and review of the CMA and the issuance of a Department Approval. No person designated by Purchaser to be officers, directors, affiliates, or licensed persons of the Company following the Final Closing as set forth in the CMA will be subject to a “statutory disqualification” (as such terms are defined in the Exchange Act or its equivalent under any applicable state or foreign Law), or are subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of the Purchaser or suspension or revocation of the Purchaser’s registration as a broker-dealer under Section 15 of the Exchange Act, except as would not be materially adverse to the Purchaser.

(d)            As of the date of this Agreement through the Final Closing or earlier termination of the Final Closing Obligations, the Company will promptly provide Purchaser in the event that the Company or any of its Subsidiaries, (i) enters into any letter of acceptance, waiver or consent with FINRA or any other Governmental Authority or (ii) takes any action that would require notice to FINRA or the SEC, including in accordance with FINRA Rule 4110 or SEC Rule 15c3-1(e), in each case, that (x) is material to the Company, or (y) would reasonably be expected to prohibit, materially restrict, materially impair or materially delay the consummation of the transactions contemplated hereby or materially restrict or materially impair the operations of the Company.

Section 7.5.    Public Announcements. Unless otherwise required by applicable Law, none of the Sellers, the Company, or Purchaser will make any public announcements in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media without the prior written consent of the Company, Purchaser, and Sellers, and the Parties will cooperate as to the timing and contents of any such announcement; provided that, in the event a Party is required by applicable Law to make a public statement in respect of this Agreement or the transactions contemplated hereby, the Party issuing such public statement will use its commercially reasonable efforts to consult with, and provide a copy of such public statement to, the Company, Purchaser, and the Sellers prior to such Party making the required public statement. Notwithstanding the foregoing, the restrictions sets forth in this Section 7.5 will not apply to any disclosure of information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the Company, Purchaser, and the Sellers.

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Section 7.6.    Further Assurances. Each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.7.    Exclusivity. Unless or until this Agreement is Terminated in accordance with Article IX, no party will enter into any binding agreement, arrangement, or understanding, written or oral, that would preclude, prevent, or frustrate the consummation of the transaction contemplated by this Agreement.

Section 7.8.    Executive Arrangements. Executive arrangements will be set forth in the Company Disclosure Schedules and must include the arrangement for the CEO, Robert McBey.

Section 7.9.    Non-Solicitation. For a period of twelve (12) months from the Final Closing Date, the Sellers will not directly or indirectly, without the consent of Purchaser, hire or solicit, for employment any Person employed by the Company immediately prior to the Final Closing; provided, that Sellers will not be precluded from soliciting or hiring, or taking any other action with respect to, any such Person who (a) has been terminated by Purchaser or its Affiliates (including the Company) prior to commencement of employment discussions between the Sellers and such Person, (b) responds to a general or public solicitation (including by a bona fide search firm) not targeted at individual employees, consultants or independent contractors of Purchaser or any of its Affiliates (including the Company) or (c) initiates discussions regarding such employment without any solicitation by Sellers in violation of this Agreement.

Section 7.10.    Notifications. From the date hereof until the Final Closing, each Party will promptly notify the other Parties in writing of any fact, circumstance, event or action of which it has knowledge, the existence, occurrence or taking of which has resulted or would reasonably be expected to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied. Any notification made pursuant to this Section 7.10 will not have the effect of satisfying any condition set forth in Article VIII nor will any such notification have any effect for the purposes of determining the right of any Party to claim or obtain indemnification under Article XI or otherwise enforce its rights and remedies under this Agreement.

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Section 7.11.    Affiliate Agreements. Except as set forth in Section 7.11 of the Company Disclosure Schedule, Sellers will cause the Company and their respective Affiliates to, take such actions as are necessary so that, effective as of immediately prior to the Final Closing, the Company will no longer be a party to, or bound by, any Company Affiliate agreement (other than this Agreement) and the Company will have no further right, obligation or Liability under any such Company Affiliate agreement.

Section 7.12.    Bank Accounts. Prior to the Final Closing, the Company will change, effective as of the Final Closing, the individuals authorized to draw on or have access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Company to the individuals designated reasonably in advance in writing by Purchaser.

Section 7.13.    Sellers’ Rights in the Trademarks. Sellers acknowledge that from and after the Final Closing, (i) all right, title and interest in and to the Trademarks will be owned by the Company, (ii) the Sellers will not contest the ownership or validity of any rights of Purchaser or the Company in or to any Trademarks.

Section 7.14.    Board Representation. From the date of this Agreement and until the Final Closing or the earlier termination of the Final Closing Obligations, Sellers, as shareholders of the Company, will vote, or cause to be voted, all of his or her shares, or execute a written consent in lieu thereof, and take all other necessary or desirable actions, and the Company will take all necessary or desirable actions, as are reasonably necessary or requested by the Board to ensure that:

(a)            Number of Directors and Board Composition. The size of the Board will remain at five Directors until the Final Closing.

(b)            Terms; Vacancies. In the event that a director ceases for any reason to be a director (whether by death, resignation or removal), the resulting vacancy on the Board will be filled by the remaining Directors, after consulting with the Purchaser.

(c)            Board Minutes and Materials. Purchaser will be provided with timely reports of the substance of any proposed and actual meeting of the Board and Purchaser will be furnished with copies of any written materials provided to such Board meeting at, or in advance of, any board meeting; provided, however, that Purchaser will agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided, further, that the Company reserves the right to withhold any information from the Purchase if such information specifically relates to Purchaser, or if access to such information could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

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Section 7.15.    Interim Reports. Within five (5) Business Days after the completion of the Company’s annual audited financial statements as of and for the fiscal year ended June 30, 2021, the Company will provide to Purchaser a copy of such financial statements. Within twenty (20) Business Days after the end of each calendar month, the Company will provide to Purchaser a copy of the Company’s FOCUS Report for the last preceding month in the form filed with the SEC, and within forty-five (45) days after the end of each calendar quarter during the period from the date of this Agreement through the Final Closing or the earlier termination of the Final Closing Obligations, the Company will provide to Purchaser the unaudited Company balance sheet as of the end of such month or quarter, as applicable, and the related combined unaudited Company statement of operations for such period then ended. Such reports will be prepared on the same basis as the Financial Statements, except that disclosure footnotes may be omitted.

Section 7.16.         Third-Party Consents. Prior to the Final Closing, the Company will use reasonable best efforts to obtain the consents with respect to the Contracts listed on Section 7.17 of the Company Disclosure Schedule.

Section 7.17.    Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Final Closing, the Company will (and Purchaser will cause the Company to), indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Final Closing, an officer or director of the Company or who is or was serving at the request of the Company as a director or officer of another Person (each, a “D&O Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a D&O Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of the Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Final Closing (including the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before or after the Final Closing, to the fullest extent permitted by applicable Law. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Final Closing now existing in favor of any D&O Indemnified Party as provided in certificates or articles of incorporation or bylaws or operating agreements (or comparable organizational documents), and any existing indemnification agreements, will continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified for a period of six (6) years after the Final Closing in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Final Closing or taken at the request the Company.

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(b)            The Company will (and Purchaser will cause the Company to), maintain in effect for a period of six (6) years after the Final Closing, the Company’s existing directors’ and officers’ liability insurance policy (provided the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are substantially no less advantageous with respect to claims arising from facts or events that occurred prior to the Final Closing and covering persons who are currently covered by such insurance; provided that the Company will not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) that exceed, for the portion related to Company’s directors and officers, three hundred percent (300%) of the annual premium payments on Company’s policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company will (and Purchaser will cause the Company to) maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, the Company may obtain on or prior to the Final Closing, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.17(b).

(c)            In the event the Company (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then the Company will (and Purchaser will cause the Company to) make proper provision so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 7.17.

(d)            The provisions of this Section 7.17 are intended to be for the benefit of and will be enforceable by, each D&O Indemnified Party and their respective heirs and representatives.

Article VIII

CONDITIONS TO FINAL CLOSING

Section 8.1.    Mutual Conditions. The obligation of each Party to this Agreement to consummate the transactions contemplated to occur at the Final Closing will be subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by each Party), at or prior to the Final Closing, of each of the following conditions:

(a)            No Injunction or Prohibition. (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated to occur at the Final Closing will be in effect and (ii) no statute, rule, regulation, order, injunction, or decree will have been enacted or entered by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated to occur at the Final Closing; and

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(b)            Required Regulatory Approvals. The FINRA Approval will have been obtained and remain in effect without a materially adverse reduction or change to permissible lines of business.

Section 8.2.    Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated to occur at the Final Closing will be subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Purchaser), at or prior to the Final Closing, of each of the following conditions:

(a)            Representations and Warranties. The (i) representations and warranties of the Company, contained in Section 4.1, Section 4.2, and Section 4.5 (the “Company Fundamental Representations”), and of the Sellers, contained in, Section 5.1, Section 5.2 and Section 5.4 (the “Sellers Fundamental Representations”), will be true and correct in all respects (except for any failure(s) to be so true and correct that are de minimis) as of the Final Closing Date (except for any representation or warranty made as of a specific date, which will be so true and correct only as of such specific date), and (ii) all other representations and warranties set forth in Article IV and Article V of this Agreement of the Company and the Sellers will be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Final Closing Date (except for any representation or warranty made as of a specific date, which will be so true and correct only as of such specific date), except, in the case of this clause (ii), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            Covenants. The Sellers and the Company will have performed and complied with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Final Closing in all material respects;

(c)            No Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Material Adverse Effect that is continuing as of the Final Closing;

(d)            Officer’s Certificate. An officer of the Company will have delivered to Purchaser a certificate dated as of the Final Closing Date signed on behalf of the Company confirming the satisfaction of the conditions contained in subsections (a), (b) and (c) of this Section 8.2; and

(e)            Sellers’ Certificate. The Sellers will have delivered to Purchaser a signed certificate dated as of the Final Closing Date confirming the satisfaction of the conditions contained in subsections (a) and (b) of this Section 8.2.

Section 8.3.    Conditions to Obligations of Sellers. The obligation of the Sellers to consummate the transactions contemplated to occur at the Final Closing will be subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Sellers), at or prior to the Final Closing, of each of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Purchaser contained in Section 6.1, Section 6.2 and Section 6.3(c) (the “Purchaser Fundamental Representations”) will be true and correct in all respects (except for any failure(s) to be so true and correct that are de minimis) as of the Final Closing Date (except for any representation or warranty made as of a specific date, which will be so true and correct only as of such specific date) and (ii) Purchaser’s representations and warranties set forth in Article VI that are not Purchaser Fundamental Representations will be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified will be true in all respects) as of the Final Closing Date (except for any representation or warranty made as of a specific date, which will be so true and correct only as of such specific date);

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(b)            Covenants. Purchaser will have performed and complied with its covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Final Closing in all material respects; and

(c)            Officer’s Certificate. An officer of Purchaser will have delivered to the Sellers a signed certificate, dated as of the Final Closing Date, confirming the satisfaction of the conditions contained in subsections (a) and (b) of this Section 8.3.

Section 8.4.    Frustration of Closing Conditions. None of the Sellers or Purchaser may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by, or was the result of, its breach of this Agreement.

Article IX

TERMINATION

Section 9.1.    Termination.

(a)            The Final Closing Obligations may be terminated, and the transactions contemplated to occur at the Final Closing abandoned, at any time prior to the Final Closing as follows (each a “Termination Date”):

(i)             by the written consent of a majority in interest of the Sellers and Purchaser;

(ii)            by a majority in interest of the Sellers or the Purchaser, if:

(A)           after due consideration, the Department will have made a final, non-appealable denial of the FINRA Application, requests that the CMA be withdrawn, fails to approve the CMA, or imposes interim or permanent conditions, limitations, or restrictions applicable to the operation of the Company following the Final Closing that Purchaser determines in good faith would have a Material Adverse Effect on the Company, or

(B)            a Governmental Authority of competent jurisdiction will have enacted, enforced or entered any Law, or a final non-appealable Governmental Order will be in effect, that permanently prohibits the consummation of the transactions contemplated by the Final Closing;

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(iii)            by a majority in interest of the Sellers if there will be a breach or a violation by Purchaser of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 8.3 that has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the earlier of (A) the Business Day immediately prior to the Termination Date or (B) the date that is thirty (30) days from the date that Purchaser is notified in writing by the a majority in interest of Sellers of such breach; provided that the Sellers will not have a right to terminate the Final Closing Obligations pursuant to this Section 9.1(a)(iii) if Sellers or the Company have breached or violated any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or violation would have resulted in a failure of a condition set forth in Section 8.2;

(iv)            by Purchaser, if there will be a breach or a violation by the Sellers or the Company of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 8.2 and which breach has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the earlier of (A) the Business Day immediately prior to the Termination Date or (B) the date that is thirty (30) days from the date that the Sellers and the Company are notified in writing by Purchaser of such breach; provided that Purchaser will not have a right to terminate the Final Closing Obligations pursuant to this Section 9.1(a)(iv) if Purchaser has breached or violated its representations, warranties, covenants or other agreements contained in this Agreement and such breach or violation would have resulted in a failure of a condition set forth in Section 8.3; or

(v)            to reflect and accommodate the Parties purpose and intent to include the transaction contemplated by this Agreement in a de-SPAC transaction as referred to in the premises above, this Agreement may be terminated:

(A)           by Purchaser, in its sole and absolute discretion on or before May 31, 2022, unless extended to June 15, 2022, by prior written notice of Purchaser to the Company; and

(B)            by a majority in interest of the Sellers if they and the Company have not received from Purchaser, on or before June 15, 2022, complete and executed copies of the definitive operative agreements and related transactional documents providing for the SPAC’s termination of its SPAC status and the release of cash and marketable securities of $101.000.000 held in a trust account as of January 13, 2022, as reported in https://www.sec.gov/Archives/edgar/data/0001865120/000149315222005522/ex99-1.htm, to fund the transactions contemplated by this Agreement, all in accordance with Rule 419 under the Securities Act; and

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(vi)            by a majority in interest of the Sellers or Purchaser if the Final Closing does not occur by the ten (10) months anniversary of the Initial Closing; provided that such Termination Date may be extended with the agreement of a majority in interest of the Sellers and Purchaser.

(b)            The termination of the Final Closing Obligations will be effectuated by the delivery by the Party terminating the Final Closing Obligations to each other of the Company, Sellers, or Purchaser of a written notice of such termination.

Section 9.2.    Effect of Termination.

(a)            If the Final Closing Obligations are terminated in accordance with Section 9.1 and the transactions contemplated in relation to the Final Closing are not consummated, this Agreement will terminate without further obligation of any Party to any other and no right or remedy will be based thereon, except the provision of the Confidentiality Agreement will continue in full force and effect. In the event termination, the parties will bear their own costs incurred in connection with the preparation and execution of this Agreement and the negotiation of the transactions contemplated hereby, except for any breach of any representation, warranty, or covenant in this Agreement by a party before such termination, in which case such party will reimburse the nonbreaching party for its or his reasonable third-party costs incurred in connection with the preparation and execution of this Agreement.

(b)            The foregoing provisions of Section 9.2(a) will be the exclusive remedy for any nonbreaching party termination pursuant to this Article IX, unless such termination results from the willful breach of, or fraud in connection with, this Agreement by a party, in which case the nonbreaching party will also be entitled to actual damages.

Article X

TAX MATTERS

Section 10.1.    Indemnification for Taxes.

(a)            From and after the Initial Closing Date, the Sellers will indemnify the Purchaser Indemnified Parties from and against any and all Losses arising out of or resulting from (i) income Taxes imposed on the Company for a Pre-Initial Closing Tax Period; (ii) Taxes of another Person imposed on the Company (A) under Treasury Regulations Section 1.1502-6 (and any similar provision of state, local, or foreign Law) as a result of the Company being a member of any consolidated, unitary, combined or similar group at any time prior to the Initial Closing or (B) as a transferee or successor as a result of a transaction occurring prior to the Initial Closing or by contract entered into prior to the Initial Closing (other than as a result of any customary Tax indemnity, sharing or allocation agreement pursuant to an agreement whose primary subject is not Taxes); (iii) any Taxes of the Sellers imposed on Purchaser as a result of any transactions occurring on the Initial Closing Date; (iv) Taxes imposed on the Company arising from, related to or attributable to the breach or nonperformance of the covenants provided in Section 7.1(j) prior to the Initial Closing; and (v) Taxes imposed on the Company arising from any breach of any representation or warranty, as of the Initial Closing, made by the Company contained in Section 4.16; provided, however, that the Sellers will not be liable under this Section 10.1(a) for any (w) Losses relating to Taxes to the extent that such Taxes were reflected in the Transaction Expenses; (x) Losses arising out of or resulting from any Taxes arising in a Post-Initial Closing Tax Period; (y) Losses relating to Taxes arising from an election made by Purchaser or any of its Affiliates under Section 338 of the Code with respect to the transactions contemplated by this Agreement or any other transaction occurring after the Initial Closing at the direction of Purchaser and not expressly provided for and permitted by this Agreement; or (z) Taxes for which Purchaser is responsible under Section 10.1(c). Except with respect to the Losses relating to Taxes described in clause (iii) of this Section 10.1(a), which will be the sole responsibility of the Sellers, the Sellers’ indemnification obligations under this Section 10.1(a) will be limited to Sellers Loss.

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(b)            From and after the Final Closing Date, the Sellers will indemnify the Purchaser Indemnified Parties from and against any and all Losses arising out of or resulting from (i) income Taxes imposed on the Company for a Pre-Final Closing Tax Period; (ii) Taxes of another Person imposed on the Company (A) under Treasury Regulations Section 1.1502-6 (and any similar provision of state, local, or foreign Law) as a result of the Company being a member of any consolidated, unitary, combined or similar group at any time prior to the Final Closing or (B) as a transferee or successor as a result of a transaction occurring prior to the Final Closing or by contract entered into prior to the Final Closing (other than as a result of any customary Tax indemnity, sharing or allocation agreement pursuant to an agreement whose primary subject is not Taxes); (iii) any Taxes of the respective Final Sellers imposed on Purchaser as a result of any transactions occurring on the Final Closing Date; (iv) Taxes imposed on the Company arising from, related to or attributable to the breach or nonperformance of the covenants provided in Section 7.1(j) prior to the Final Closing; and (v) Taxes imposed on the Company arising from any breach of any representation or warranty made by the Company contained in Section 4.16 as of the Final Closing; provided, however, that the Sellers will not be liable under this Section 10.1(b) for any (w) Losses relating to Taxes to the extent that such Taxes were reflected in the Transaction Expenses; (x) Losses arising out of or resulting from any Taxes arising in a Post-Final Closing Tax Period; (y) Losses relating to Taxes arising from an election made by Purchaser or any of its Affiliates under Section 338 of the Code with respect to the transactions contemplated by this Agreement or any other transaction occurring after the Final Closing at the direction of Purchaser and not expressly provided for and permitted by this Agreement; or (z) Taxes for which Purchaser is responsible under Section 10.1(c). Except with respect to the Losses relating to Taxes described in clause (iii) of this Section 10.1(b), which will be the sole responsibility of the Sellers, the Sellers’ indemnification obligations under this Section 10.1(b) will be limited to the Sellers’ Loss. For the avoidance of doubt, the Sellers will not have any obligation or liability to the Purchaser Indemnified Parties pursuant to this Section 10.1(b) if the Final Closing does not occur.

(c)            From and after the Initial Closing, Purchaser will pay or cause to be paid, and will indemnify and hold each Seller Indemnified Party harmless from and against (i) any Taxes resulting from any breach of any covenant or agreement of Purchaser contained in this Agreement or any breach of any covenant or agreement, occurring after the Final Closing, of the Company contained in any Transaction Agreement; (ii) any Transfer Taxes for which Purchaser is responsible under Section 10.3; and (iii) any Taxes or Losses described in any of clauses (w), (x), (y) or (z) of the proviso contained in Section 10.1(a) or any of clauses (w), (x), (y) or (z) of the proviso contained in Section 10.1(b).

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Section 10.2.    Tax Returns.

(a)            The Company will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company required to be filed on or before the Final Closing Date (taking into account any applicable extensions) (the “Company Prepared Tax Returns”); provided, that if any such Company Prepared Tax Return (i) relates to a Post-Initial Closing Tax Period or (ii) would reasonably be expected to materially increase the Taxes of Purchaser or the Company for a Post-Final Closing Tax Period, at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), the Company will deliver such Company Prepared Tax Return to Purchaser for Purchaser’s review. No more than ten (10) days after receiving any such Company Prepared Tax Return from the Company, Purchaser will notify the Company in writing if it disputes any item on any such Company Prepared Tax Return and the basis for its objection, and if Purchaser fails to deliver the written notification within such ten (10) day period, Purchaser will be deemed to have consented to the filing of such Company Prepared Tax Return. If Purchaser provides notification to the Company within such ten (10) day period, Purchaser and the Company will resolve any such disputes in accordance with the procedure set forth in Section 10.2(d). The Company will bear all fees and expenses of engaging an accounting firm to prepare any such Company Prepared Tax Returns. The Company will timely pay (or cause to be timely paid) all Taxes of the Company due on or before the Initial Closing Date.

(b)            Purchaser will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company that are required to be filed by the Company after the Final Closing Date (taking into account any applicable extensions) (the “Purchaser Prepared Tax Returns”). With respect to a Purchaser Prepared Tax Return that relates to a Pre-Final Closing Tax Period, Purchaser will prepare or cause to be prepared and timely file such Tax Return in a manner consistent with past practices, elections and methods of the Company, except as otherwise required by applicable Law, and at least thirty (30) days prior to the due date for the filing of such Purchaser Prepared Tax Return (taking into account any applicable extensions), Purchaser will deliver such Purchaser Prepared Tax Return, together with a statement certifying the amount of Tax, if any, shown on such Purchaser Prepared Tax Return that is the responsibility of the Sellers pursuant to Section 10.1, to the Sellers for the Sellers’ review. No more than ten (10) days after receiving such Purchaser Prepared Tax Return, the Sellers will notify Purchaser in writing if the Sellers dispute any item on any such Purchaser Prepared Tax Return and the basis for its objection, and if the Sellers fail to deliver the written notification within such ten (10) day period, the Sellers will be deemed to have consented to the filing of such Purchaser Prepared Tax Return. If the Sellers provide notification to Purchaser within such ten (10) day period, Purchaser will cause to be reflected any changes to such Purchaser Prepared Tax Return requested by the Sellers; provided that if such changes would reasonably be expected to materially increase the Taxes of Purchaser or the Company for a Post-Final Closing Tax Period, then Purchaser and the Sellers will resolve any such disputes in accordance with the procedure set forth in Section 10.2(d). Purchaser will cause the Company to timely pay all Taxes due with respect to any such Purchaser Prepared Tax Returns. Except with respect to any item being disputed in accordance with the procedures set forth in Section 10.2(d) no later than five (5) Business Days prior to the due date for such Tax Returns, the Sellers will pay to Purchaser, on behalf of the Sellers, the portion of any Taxes that are the responsibility of the Sellers pursuant to Section 10.1. With respect to any item disputed in accordance with the procedures set forth in Section 10.2(d), upon the resolution of such dispute, no later than five (5) Business Days after the resolution of such disputed item, if any amount is owed to the Purchaser or Sellers, respectively, such Party will pay to such other Party the portion of any Taxes that relate to such disputed item as allocated pursuant to this Section 10.2(c). Purchaser will cause the Company to timely pay all Taxes due with respect to any such Purchaser Prepared Tax Returns. Purchaser or the Company will bear all fees and expenses of engaging an accounting firm to prepare any such Purchaser Prepared Tax Returns. Purchaser will file, or cause to be filed, amended Tax Returns for Pre-Final Closing Tax Periods with respect to the Company to obtain any cash Tax refund (or credit in lieu of a cash Tax refund) or other Tax Benefit that the Sellers is entitled to pursuant to this Agreement.

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(c)            For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such period ending on the Final Closing Date will be: (a) in the case of property Taxes or other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period after giving effect to amounts that may be deducted from or offset against such Taxes (or, in the case of Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction (x) the numerator of which is the number of days in the period ending on the Final Closing Date, and (y) the denominator of which is the number of days in the entire Straddle Period; and (b) in the case of all other Taxes, determined as though the taxable period of the relevant entity terminated at the close of business on the Final Closing Date.

(d)            If the Sellers or Purchaser provides notification within the ten (10) day period described in Section 10.2(a) or Section 10.2(b), as the case may be, Purchaser and the Company or Purchaser and the Sellers, as the case may be, will cooperate in good faith for ten (10) days following the Company’s or Purchaser’s receipt of such notice to resolve the objections therein, and any disputes that are not resolved within such ten (10) day period will be resolved by the Referee, who will be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within five (5) days after its appointment. The fees, costs and expenses of the Referee will be allocated equally between either Purchaser and the Company or Purchaser and the Sellers, as the case may be. If any objection with respect to a Company Prepared Tax Return or Purchaser Prepared Tax Return that is subject to this Section 10.2(d) is not resolved prior to the due date for the Company Prepared Tax Return or the Purchaser Prepared Tax Return (taking into account any applicable extensions), such Tax Return will be filed in the manner that the Company or Purchaser, respectively, deems correct without prejudice to the resolution of such dispute; provided, that an amended Tax Return will be filed (and additional Taxes paid if applicable) if necessary to give effect to the decision of a Referee.

(e)            Sellers and Purchaser will cause the Company to make any election available under applicable Law to treat the Final Closing Date as the end of a relevant taxable period of the Company. Purchaser will not amend or revoke (or cause to be amended or revoked) any Tax Return (or any notification or election relating thereto) concerning any Pre-Final Closing Tax Period without the prior written consent of Sellers.

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Section 10.3.    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Purchaser will pay, when due, and be responsible for all transfer, stamp, sales, value added, and use Taxes, and any similar Taxes (collectively, “Transfer Taxes”) applicable to, or resulting from, the transactions contemplated by this Agreement. The Parties will cooperate to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes as required by applicable Law, and Purchaser will pay such Transfer Taxes when due. Purchaser and the Sellers further agree, upon request, to use commercially reasonable efforts to cooperate to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

Section 10.4.    Cooperation and Retention of Records. The Parties will provide each other with and will cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other with such cooperation and information relating to the Company as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including: (a) the preparation and filing of any Tax Return or form; (b) examinations of Tax Returns; (c) participation in or conduct of any Tax Proceeding; and (d) furnishing each other with copies of all correspondence received from any Taxing Authority in connection with any audit or information request. Each such Party will make employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Proceeding. Notwithstanding anything to the contrary in this Agreement, each Party will retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company for any taxable period, or portion of a Straddle Period, ending on or before the Final Closing Date until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information or documents provided under this Section 10.4 will be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes, or as required by applicable Law. Notwithstanding anything in this Section 10.4 to the contrary, no Party will be required to disclose to the other Party its consolidated, combined or unitary or similar federal, state, local, or foreign Tax Returns or any information with respect thereto (other than information with respect to the Company).

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Section 10.5.    Tax Proceedings.

(a)            Purchaser and the Sellers will promptly notify each other (or will cause their respective Affiliates to notify the other Person) in writing of the receipt from a Governmental Authority of any proposed assessment or the commencement of any audit, examination, contest, suit, litigation, appeal, settlement discussion or other proceeding in respect of the Taxes of the Company (each, a “Tax Proceeding”) that could be grounds for indemnification under Section 10.1; provided, that the failure to so notify will not relieve any Party of its obligations under Section 10.1, except to the extent that such Party is actually prejudiced by such failure.

(b)            The Sellers will, subject to Section 10.5(d), have the right to control, at the Sellers expense, any Tax Proceeding for any taxable period that ends on or before the Final Closing Date; provided, that (i) the Sellers will elect to control such Tax Proceeding reasonably promptly after the receipt of the notification described in Section 10.5(a); (ii) if the resolution of any such Tax Proceeding would reasonably be expected to have a material adverse impact on Purchaser and its Affiliates, then (A) the Sellers will provide Purchaser with a timely and reasonably detailed account of each phase of such Tax Proceeding and (B)  the Sellers will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed (provided that any costs or expenses incurred by Purchaser in exercising its rights pursuant to clauses (A) or (B) above will be paid by Purchaser without reimbursement from the Sellers, notwithstanding Section 10.1).

(c)            Purchaser will, subject to Section 10.5(d), have the right to control, at Purchaser’s expense, any Tax Proceeding for any taxable period ending after the Final Closing Date; provided, however, that in the case of any Tax Proceeding for any taxable period that begins on or before, and ends after, the Final Closing Date (i) Purchaser will provide the Sellers with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Purchaser will consult with the Sellers before taking any significant action in connection with such Tax Proceeding, (iii) Purchaser will consult with the Sellers and offer the Sellers an opportunity to comment reasonably in advance of submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Sellers will be entitled to participate in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, and (v) Purchaser will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers, which consent will not be unreasonably withheld, conditioned, or delayed.

(d)            Notwithstanding anything in this Agreement to the contrary, Purchaser will have the exclusive right to control any Tax Proceeding described in Section 10.5(b) or Section 10.5(c) if (i) such Tax Proceeding could not reasonably be expected to give rise to any indemnification obligation pursuant to Section 10.1(a) or Section 10.1(b) or (ii) Purchaser notifies the Sellers in writing that Purchaser is waiving its right to indemnification pursuant to Section 10.1(a) or Section 10.1(b) with respect to Taxes imposed as a result of the resolution of such Tax Proceeding, which waiver will be conclusive and binding on the Parties.

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Section 10.6.    Tax Refunds & Tax Benefits.

(a)            The amount of any Losses that are indemnifiable pursuant to Section 10.1 will be reduced by the amount of any Tax Benefit arising as a result of the accrual, incurrence or payment of any such Losses that are actually recognized by the relevant Indemnified Party or any of its Affiliates in the taxable year that the indemnification payment with respect to such Loss is paid or any preceding taxable year; provided, that if a Tax Benefit for which an indemnification payment was reduced pursuant to this Section 10.6(a) is subsequently reduced or disallowed by a Taxing Authority, each relevant indemnifying Party will promptly (after receiving appropriate written evidence of such reduction or disallowance) pay to the Indemnified Party the portion of the Tax Benefit reduced or disallowed (in the case of such a payment by a Seller, in accordance with its Pro Rata Portion immediately before the Initial Closing or Final Closing (as applicable)).

(b)            Tax Refunds.

(i)            Any refund of Taxes or credit received in lieu thereof, including any interest paid or credited by a Taxing Authority with respect thereto and net of any Taxes or other out-of-pocket costs or expenses actually incurred by the Indemnified Parties in connection with the receipt of any such refund or credit (a “Refund”) that relates to Taxes that are indemnifiable by the Sellers pursuant to Section 10.1(a) or Section 10.1(b) will be for the account of the Sellers, but only to the extent that such Refund is not attributable to, and does not result from, a carry back or other use of any item of loss, deduction, credit or other similar item (A) with respect to the Sellers’ obligation pursuant to Section 10.1(a), arising in a Post-Initial Closing Tax Period or (B) with respect to the Sellers’ obligation pursuant to Section 10.1(b), arising in a Post-Final Closing Tax Period. No more than ten (10) days after the receipt of any such Refund, Purchaser will pay the amount of such Refund to the Sellers.

(ii)            The amount of any other Refund of Taxes of the Company not described in Section 10.6(b)(i) will be solely for the account of the Company, and if any such Refund is received by any Party (or its respective Affiliates), such Party will pay the amount of such Refund to the Company no more than ten (10) days after the receipt of any such Refund.

Section 10.7.    Withholding. The Parties and any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to or contemplated by this Agreement such amounts as any Party or the withholding agent is required to deduct and withhold with respect to the making of any payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that such amounts are so withheld and paid over to the proper Taxing Authority by a Party or the withholding agent, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made by such Party or the withholding agent. The Parties will reasonably cooperate to reduce or eliminate any such deduction or withholding. To the knowledge of Purchaser, no such deduction or withholding will apply to payments under Article II or Article III.

Section 10.8.    Tax Treatment of Indemnity Payments. The Parties agree to treat any payment made pursuant to Article X or Article XI as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.

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Section 10.9.    Survival Period. The indemnification obligations provided in this Article X will survive until thirty (30) days after the expiration of the applicable statute of limitations without giving effect to any extensions thereof; provided, that, if notice of indemnification is provided to the applicable indemnifying Party prior to any such expiration date, any obligation to indemnify for any claim described in such notice will continue indefinitely until such claim is finally resolved.

Section 10.10.    Exclusivity. Indemnification for Losses arising out of or resulting from Taxes will be governed exclusively by the provisions of this Article X and not by Article XI, except that the indemnification obligations under this Article X will be subject to Section 11.4 and Section 11.6(c).

Article XI

INDEMNIFICATION

Section 11.1.    Survival of Representations, Warranties and Covenants. The representations and warranties of (a) the Company contained in Article IV and all claims and causes of action with respect thereto will terminate on the date that is twelve (12) months from the Final Closing Date, (b) the Sellers contained in Article V and all claims and causes of action with respect thereto will terminate on the date that is twelve (12) months from the Final Closing Date, and (c) the Purchaser contained in Article VI and all claims and causes of action with respect thereto will terminate on the date that is twelve (12) months from the Final Closing Date, except that the Company Fundamental Representations, the Sellers Fundamental Representations and the Purchaser Fundamental Representations will survive for a period determined by replacing the foregoing references to twelve (12) months with three (3) years. No covenant or agreement contained herein that is to be performed on or prior to the Final Closing Date will survive the Final Closing Date; provided, however, that the foregoing will in no respect limit the rights of the Parties to seek indemnification for any breach of such covenant or agreement occurring before the Final Closing if a claim for indemnification hereunder is brought within six (6) months of the Final Closing Date. Any covenant and agreement to be performed, in whole or in part, after the Final Closing Date will survive the Final Closing in accordance with its terms. Notwithstanding the foregoing, if a Claim Notice meeting the requirements of Section 11.5(a) with respect to indemnification under Section 11.2 or 11.3 will have been given pursuant to Section 12.6 within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim will survive with respect to such Claim Notice until it is finally and fully resolved. Notwithstanding the foregoing, in the event that the Final Closing Obligations terminate and the Final Closing does not take place, the representations and warranties in described clauses (a) through (c) above will terminate twelve (12) months after the Initial Closing Date.

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Section 11.2.    Indemnification by Sellers. From and after the Final Closing Date, Sellers will indemnify the Purchaser Indemnified Parties from and against any and all Losses, excluding Losses with respect to Taxes, which will be indemnifiable solely pursuant to Article X, to the extent actually suffered or incurred by any of the Purchaser Indemnified Parties and arising out of or resulting from (a) any breach by the Company of any representation or warranty set forth in Article IV or by Sellers of any representation or warranty set forth in Article V, in each case as of the date hereof and as of the Final Closing Date (unless made as of a specific date, in which case as of such specific date), or (b) any breach of any covenant or agreement of the Sellers contained in this Agreement. Solely for purposes of calculating the amount of any Loss under this Section 11.2 (and not, for the avoidance of doubt, determining a breach of a representation or warranty hereunder), any qualification as to “materiality,” “material,” “Material Adverse Effect” in the applicable representation or warranty will be disregarded (except in Section 4.8(c), or any references to “Material Contracts”).

Section 11.3.    Indemnification by Purchaser. Purchaser will indemnify Sellers’ successors and assigns (the “Sellers Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses to the extent actually suffered or incurred by the Sellers Indemnified Parties and arising out of or resulting from (a) any breach by Purchaser of any representation or warranty set forth in Article VI, in each case as of the date hereof and as of the Final Closing Date (unless made as of a specific date, in which case as of such specific date), or (b) any breach of any covenant or agreement of Purchaser contained in this Agreement. Solely for purposes of calculating the amount of any Loss under this Section 11.3 (and not, for the avoidance of doubt, determining a breach of a representation or warranty hereunder), any qualification as to “materiality” or “material,” in the applicable representation or warranty will be disregarded.

Section 11.4.    Limits on Indemnification.

(a)            Notwithstanding anything to the contrary contained in this Agreement: (i) Sellers will not be liable for any claim for indemnification pursuant to Section 10.1(a)(v), Section 10.1(b)(v) or Section 11.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Sellers in respect of an individual claim or series of related claims under any of the foregoing sections equals or exceeds $5,000 (the “Per Claim Minimum”); (ii) Sellers will not be liable for any claim for indemnification pursuant to Section 10.1(a)(v), Section 10.1(b)(v) or Section 11.2(a) (other than, in each case with respect to a breach of a Fundamental Representation or fraud) unless and until the aggregate amount of indemnifiable Losses (disregarding any claims for Losses that do not equal or exceed the Per Claim Minimum) that may be recovered from Sellers under the foregoing sections equals or exceeds $20,000 (the “Basket”) whereupon the Purchaser Indemnified Party will be entitled to indemnification for only such amount of Losses in excess of the Basket; and (iii) the maximum amount of indemnifiable Losses that may be recovered from Sellers under Section 10.1 and this Article XI arising out of or resulting from the matters set forth in Section 10.1(a)(v), Section 10.1(b)(v) or Section 11.2(a) (other than, in each case with respect to a breach of a Fundamental Representation or fraud) as the case may be, will be an amount equal to $50,000 (the “Cap”). Notwithstanding anything to the contrary herein, (i) Seller will not be liable hereunder (other than for any claim for fraud) for an amount in excess of the Purchase Price (ii) no Sellers will have any indemnification obligation hereunder unless and until the Final Closing occurs; and (iii) except with respect to a breach of any representation or warranty in Article V or in respect of a breach of any covenant or agreement by the Sellers, Sellers indemnification obligations under Section 11.2 will be limited to such Initial Sellers Loss.

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(b)            Notwithstanding anything to the contrary contained in this Agreement: (i) Purchaser will not be liable for any claim for indemnification pursuant to Section 11.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Purchaser in respect of an individual claim or series of related claims equals or exceeds the Per Claim Minimum; (ii) Purchaser will not be liable for any claim for indemnification pursuant to Section 11.3(a) (other than, in each case with respect to a breach of a Fundamental Representation or fraud) unless and until the aggregate amount of indemnifiable Losses (disregarding any claims for Losses that do not equal or exceed the Per Claim Minimum) that may be recovered from Purchaser equals or exceeds the Basket whereupon the Sellers Indemnified Parties will be entitled to indemnification for only such amount of Losses in excess of the Basket; and (iii) the maximum amount of indemnifiable Losses that may be recovered from Purchaser arising out of or resulting from the matters set forth in Section 11.3(a) (other than, in each case with respect to a breach of a Fundamental Representation or fraud) as the case may be, will be an amount equal to the Cap.

Section 11.5.    Notice of Loss; Third Party Claims.

(a)            An Indemnified Party will promptly give the Indemnifying Party a written claim notice (a “Claim Notice”) of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Article XI, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure of any Indemnified Party to give a prompt Claim Notice will not release the Indemnifying Party from any of its indemnification obligations under this Article XI, except to the extent that the Indemnifying Party is prejudiced by such failure.

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(b)            If an Indemnified Party will receive notice of any Action, audit, demand or assessment against it or has knowledge of any event or circumstance, including any pending or threatened Action, audit, demand or assessment (each, a “Third Party Claim”), that may give rise to a claim for Loss under this Article XI, the Indemnified Party will promptly give the Indemnifying Party a Claim Notice in accordance with Section 11.5(a). The Indemnifying Party may, at its option, assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty (20) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that the Indemnified Party will be entitled to participate in the defense of any such Third Party Claim and to employ separate counsel of its choice at the Indemnified Party’s own expense (provided, that the fees and expenses of one separate counsel for all Indemnified Parties will be paid by the Indemnifying Party if there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense). In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party will cooperate in good faith with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim in accordance with the terms hereof, the Indemnifying Party will cooperate in good faith with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Except with the prior written consent of the Indemnified Party (which consent will not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party will settle or compromise or consent to an entry of judgment with respect to a Third Party Claim unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and any applicable Affiliate thereof and (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Party. Except with the prior written consent of the Indemnifying Party (which consent will not to be unreasonably withheld, conditioned, or delayed), no Indemnified Party will settle or compromise or consent to an entry of judgment with respect to a Third-Party Claim.

Section 11.6.    Certain Indemnification Matters.

(a)            Notwithstanding anything to the contrary contained in this Agreement, none of the Parties and none of their respective Affiliates will have any liability under any provision of this Agreement for any consequential, special, exemplary, treble, incidental, indirect or punitive damages, lost profits, or diminution of value or similar items, except in each case to the extent any such Losses that are finally awarded by a court of competent jurisdiction in connection with a Third Party Claim.

(b)            Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, or agreement.

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(c)            The amount of any Losses sustained by an Indemnified Party will be reduced (i) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto under any insurance coverage relating thereto (other than insurance coverage provided by an Affiliate of such Indemnified Party), (ii) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto from any Person alleged to be responsible for any Losses, (iii) by the amount of any Tax Benefit realized by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of with respect to such Loss that is actually recognized by the Indemnified Party or any of its Affiliates in the taxable year that the indemnification payment with respect to such Loss is paid or any preceding taxable year; provided, that if any such Tax Benefit is subsequently reduced or disallowed by a Taxing Authority, the Indemnifying Party will promptly (after receiving appropriate written evidence of such reduction or disallowance) pay to the Indemnified Party the portion of the Tax Benefit reduced or disallowed or (iv) to the extent such Loss is reflected or taken into account in the Financial Statements or the Final Closing Statement (as finally determined in accordance with Section 3.4). The Indemnified Parties will use commercially reasonable efforts to collect any amounts recoverable from non-affiliated Persons relating to Losses sustained by such Indemnified Party but will not be required to commence any Action against any such Person. If the Indemnified Party or its Affiliates actually receive any amounts under applicable third party insurance policies, or from any Person alleged to be responsible for any Losses, then such Indemnified Party will promptly reimburse the Indemnifying Party for any indemnification payment made by such Indemnifying Party to the Indemnified Party with respect to the applicable Loss up to the amount actually received or realized (net of deductibles, co-payments or other costs actually and reasonably incurred by the Indemnified Party in connection therewith (including increased premiums on such third party insurance policies to the extent attributable to the payment of such claims)) by the Indemnified Party or its Affiliates under such third party insurance policies, or from such Person alleged to be responsible for any Losses.

(d)            In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party pursuant to a claim or demand in a Claim Notice, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

(e)            In the event any Action for indemnification under this Article XI has been finally determined, the amount of such final determination will be paid promptly upon demand by wire transfer of immediately available funds, to an account or accounts designated by the applicable Indemnified Party in writing.

(f)            An Indemnified Party will take, or cause its Affiliates to take, in consultation with the Indemnifying Party, all necessary or appropriate actions (or cease taking actions) to mitigate any Losses upon becoming aware of any event or facts that would or would reasonably be expected to give rise to a claim of indemnification under this Article XI.

(g)            Each Indemnified Party will use commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification.  If any Indemnified Party receives insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 11.2 (Indemnification by Sellers) or Section 11.3 (Indemnification by Purchaser), as applicable, such Indemnified Party will refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or similar payments (net of all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, or against any third party with respect to such Loss), up to the amount received in connection with such indemnification claim.  Each Indemnified Party will use commercially reasonable efforts to seek full recovery under all insurance policies or other such indemnity, contribution or similar agreements or sources of payment covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, however, no Indemnified Party will be required to pursue recovery under an insurance policy or otherwise if it is reasonably likely that pursuing such recovery would result in the cancelation of such insurance or agreement. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses

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Article XII

MISCELLANEOUS

Section 12.1.    Amendments; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the Company, Purchaser, and the Sellers. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.2.    Entire Agreement. This Agreement, together with all exhibits, annexes, and schedules hereto, the Seller Disclosure Schedule, the Company Disclosure Schedule, and the Purchaser Disclosure Schedule, and the Confidentiality Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Stock Purchase Agreement
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Section 12.3.    Interpretation. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections, Annexes, Schedules, or Exhibits, such reference will be to an Article of, Section of, Annex to, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” will not be exclusive. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All capitalized terms defined in this Agreement will be equally applicable to the singular and plural forms thereof. All references to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The dollar thresholds contained in Article XI, including the Per Claim Minimum, Basket, Cap, or elsewhere in this Agreement are not an indication of materiality for any purposes under this Agreement. All references to “dollars” or “$” will be to U.S. dollars. Any reference herein to any statute, agreement or document, or any section thereof, will, unless otherwise expressly provided herein, be a reference to such statute, agreement document or section as amended, modified, or supplemented (including any successor section) and in effect from time to time. Any agreement referred to herein will include reference to all exhibits, schedules and other documents or agreements attached thereto, including waivers or consents, and references to all attachments thereto and instruments incorporated therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty will have until the next Business Day to exercise such right or discharge such duty.

Section 12.4.    Disclosure Schedules. The Company Disclosure Schedule, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The disclosure of any item or matter in the Company Disclosure Schedule, the Sellers, Disclosure Schedule and the Purchaser Disclosure Schedule will not be construed as an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or relates to matters outside of the ordinary course of business or would have a Material Adverse Effect, or is otherwise required to be scheduled as an exception to any representation, warranty or covenant contained in this Agreement, nor will the inclusion of such item constitute evidence of the foregoing or establish a standard of materiality for any purpose whatsoever. It is expressly understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the Company Disclosure Schedule, the Sellers, Disclosure Schedule or the Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts are or are not material, and no Party will use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule, the Sellers, Disclosure Schedule or the Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.  The disclosure of any item or matter relating to any possible breach or violation of any Law or Contract will not be construed as an admission or indication that any such breach or violation exists or has occurred. Certain matters may be listed in the Company Disclosure Schedule, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement.

Stock Purchase Agreement
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Section 12.5.    Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason will, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or provision is invalid or unenforceable, the Company, the Sellers, and Purchaser will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

Section 12.6.    Notices. Unless otherwise provided herein, all notices and other communications hereunder will be in writing and will be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided receipt is confirmed by telephone), on the date sent, (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) if delivered by an express courier, on the second (2nd) Business Day after mailing. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 12.6:

If to the Company:

Wilson-Davis & Co., Inc.
236 South Main Street

Salt Lake City, Utah 84101

Attention: William Walker
Email: BWalker@wdco.com

Stock Purchase Agreement
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If to the Sellers, at their respective addresses set for on Exhibit A:

In each of the foregoing cases, with a courtesy copy (which will not constitute notice) to:

Michael Best & Friedrich

Attn: Betsy T. Voter

170 South Main Street, Suite 1000

Salk Lake City, UT 84101

Email: btvoter@micahelbest.com

If to Purchaser:

John M Schaible
4221 W. Boy Scout Blvd Suite 300
Tampa, FL 33607
Email: Jschaible@AtlasBanc.com

Section 12.7.    No Assignment; Binding Effect; Third-Party Beneficiaries. Except for any assignment by Purchaser to Affiliates of the Purchaser, and unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder, may be assigned in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except to the extent provided in Article XI (the provisions of which will inure to the benefit of the Purchaser Indemnified Parties and Sellers Indemnified Parties) and as specifically provided in Section 7.17 (the provisions of which will inure to the benefit of the D&O Indemnified Parties), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 12.8.    Specific Performance. The Parties agree that irreparable damage would occur, and no adequate remedy at law would exist and damages would not be able to be determined, in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. Each Party further agrees that (a) by seeking any remedy provided in this Section 12.8, a Party will not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (b) nothing contained in this Section 12.8 will require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 12.8 before exercising any other right under this Agreement.

Stock Purchase Agreement
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Section 12.9.    Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes. This Agreement will not be binding unless and until signature pages are executed and delivered by each of the Company, Purchaser, and the Sellers.

Section 12.10.    Governing Law. This Agreement, including the formation, breach, termination, validity, interpretation, and enforcement thereof, and all transactions contemplated by this Agreement, will in all respects be governed by, and construed in accordance with, the laws of the State of Utah, without giving effect to principles or rules of conflict of laws, to the extent such principles or rules would permit or require the application of the laws of another jurisdiction.

Section 12.11.    Submission to Jurisdiction. EXCEPT AS PROVIDED IN SECTION 3.5, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED EXCLUSIVELY IN THE FEDERAL OR STATE COURT SITTING IN THE STATE OF UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY PREPAID EXPRESS COURIER TO SUCH PARTY’S ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.12.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

Stock Purchase Agreement
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Section 12.13.    No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, Sellers, or Purchaser or any of their respective Affiliates that is not an express party hereto will have any liability (whether in contract or in tort) for any obligations or liabilities of the Sellers, the Company, or Purchaser arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including the sale of the Equity Interests of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons.

Section 12.14.    Expenses. Except as otherwise expressly set forth in this Agreement (including with respect to Transaction Expenses), each Party will bear the fees, costs and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including legal, accounting and financial advisors and other representatives).

[Signature Pages Follow]

Stock Purchase Agreement
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

WILSON-DAVIS & CO., INC. (the Company)

By:	/s/ Robert McBey
Name: Robert McBey
Title: CEO

[ATLAS CLEAR CORP.] (the Purchaser)

By:	/s/ John M. Schaible
Name: John M. Schaible
Title: CEO

SELLERS:

/s/ Byron B. Barkley
BYRON B. BARKLEY, an individual

BARKLEY PENSION TRUST/PROFIT SHARING PLAN

By	/s/ Byron B. Barkley
BYRON B. BARKLEY, trustee

PAUL N. DAVIS ESTATE

By	/s/ Brent Davis
BRENT DAVIS, personal representative

/s/ Lyle W. Davis
LYLE W. DAVIS, an individual

/s James C. Snow
JAMES C. SNOW, an individual

Signature Page to the Stock Purchase Agreement

/s William Walker
WILLIAM WALKER, an individual

GLEN HOLDINGS CORP.

By	/s/ Eric Flesche
ERIC FLESCHE, president

Signature Page to the Stock Purchase Agreement

Exhibit A to

STOCK PURCHASE AGREEMENT

Schedule of Sellers

Name	Number of Shares	Address and Email
Byron B Barkley	20,000
Byron B. Barkley Pension Profit Sharing Trust	50,000
Paul N. Davis Estate	93,500
Lyle W. Davis	122,500
James C. Snow	28,000
William Walker	14,000
Glen Holdings Corp.	82,000
Total	410,000